As filed with the Securities and Exchange Commission on August 11, 2006
                                                        Registration No. 333-___

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM F-10

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                  VASOGEN INC.
             (Exact name of Registrant as specified in its charter)

           Canada
      (Province or other                    3841                     Not Applicable
jurisdiction of incorporation   (Primary Standard Industrial  (I.R.S. Employer Identification
      or organization)           Classification Code Number)       No., if applicable)


             2505 Meadowvale Boulevard, Mississauga, Ontario L5N 5S2
                                 (905) 817-2000
   (Address and telephone number of Registrant's principal executive offices)


          CT Corporation System, 111 Eighth Avenue, New York, NY 10011
                                 (212) 894-8400
       (Name, address and telephone number (including area code) of agent for service in the United States)

                                   Copies to:

       W. Ian Palm                                Edwin S. Maynard
  McCarthy Tetrault LLP             Paul, Weiss, Rifkind, Wharton & Garrison LLP
Suite 4700, TD Bank Tower                    1285  Avenue of the Americas
 Toronto Dominion Centre                            New York, NY
   Toronto, ON M5K 1E6                               10019-6064
   Tel. (416) 362-1812                          Tel. (212) 373-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

                           Province of Ontario, Canada
                (Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

      A.[_] upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
      B. [X] at some future date (check appropriate box below)
            1. [_] pursuant to Rule 467(b) on (    ) at (    ) (designate a time
      not sooner than 7 calendar days after filing).
            2. [_] pursuant to Rule 467(b) on (    ) at (    ) (designate a time
      7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification
      of clearance on (    ).
            3. [X] pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
         4. [_] after the filing of the next amendment to this Form (if preliminary material is being filed).

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box [X]

                      ------------------------------------

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

Pursuant to Rule 429 under the Securities Act of 1933 the prospectus contained in this registration statement relates to registration statement 333-129491.



                                  CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------
  Title of each class of          Amount to be   Proposed Maximum   Proposed Maximum    Amount of
Securities to be registered        Registered     Offering Price       Aggregate       registration
                                                     Per Share       Offering Price        fee
-----------------------------------------------------------------------------------------------------
Common Shares, no par value        30,000,000         $.40(1)         $12,000,000         $1,284


(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c), based on the average of the high and low prices of the Registrant's common shares on the NASDAQ National Market on August 9, 2006.

                                     PART I

                           INFORMATION REQUIRED TO BE
                       DELIVERED TO OFFEREES OR PURCHASERS

Base Shelf Prospectus

This amended and restated short form prospectus has been filed under legislation in the Province of Ontario that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.

This amended and restated short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. Information has been incorporated by reference in this amended and restated short form prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from Jacqueline Le Saux, Vice-President, Corporate & Legal Affairs of Vasogen Inc. at 2505 Meadowvale Boulevard, Mississauga, Ontario L5N 5S2 (telephone: (905) 817-2000) and are also available electronically at www.sedar.com.

                   Amended and Restated Short Form Prospectus

Secondary Offering                                               August 11, 2006

                                  VASOGEN INC.

                          55,000,000(1) Common Shares

         This amended and restated short form prospectus, which allows for the periodic resale of our common shares, has been filed in accordance with the terms of the US$40 million aggregate principal amount of 6.45% senior convertible notes (the "notes") due October 7, 2007 (the "maturity date"), that were issued and sold on a private placement basis by our wholly-owned subsidiary, Vasogen Ireland Limited, on October 7, 2005. As of August 1, 2006, we have approximately US$14.8 million principal amount outstanding under the notes. In connection with the issuance of the notes on October 7, 2005, we also issued warrants (the "initial warrants") entitling the holders to purchase, on or before October 7, 2010, up to an aggregate of 3,333,334 of our common shares at an exercise price of US$3.00, subject to adjustment on the occurrence of certain events. In addition, under certain conditions set forth under the notes related to early repayment, we have issued, and may again issue, additional warrants (the "acceleration warrants" and together with the initial warrants, the "warrants"). See "Description of Warrants".

         In accordance with the terms of a registration rights agreement dated October 7, 2005, as amended on November 3, 2005 (the "registration rights agreement"), entered into in connection with the notes, this prospectus is required to cover the resale of the sum of (i) the number of common shares issuable upon conversion of the outstanding principal amount of the notes at a conversion price of US$3.00 per common share and (ii) the number of common shares issuable upon exercise of the warrants. Pursuant to the terms of the notes, we may elect to repay principal amounts outstanding on the notes through the issuance of common shares. As such, this amended and restated short form prospectus increases by 30,000,000 the number of common shares registered or qualified by the original short form prospectus dated November 18, 2005 (the "Original Prospectus"). However, because (i) the price of our common shares for the purpose of repayment will fluctuate, (ii) we may elect to repay the notes in cash, (iii) we may issue acceleration warrants, (iv) the conversion price of the notes may be adjusted in certain circumstances and (v) the exercise price of the warrants may be adjusted in certain circumstances, the number of shares that we issue may be different than the number of shares being offered by this prospectus. See "Plan of Distribution".

         This prospectus may be used by selling shareholders identified under the section entitled "Selling Shareholders" in connection with the periodic resale of the common shares that may be issuable upon conversion or repayment of the notes or upon the exercise of the warrants (the "registrable common shares") during the period that this prospectus, including any amendments thereto, remains valid. For a description of the notes, see "Description of the Notes". For a description of the warrants, see "Description of the Warrants". For a description of our common shares, see "Description of Share Capital". Subject to certain limitations, under the registration rights

------------------------
(1) 25,000,000 common shares of Vasogen Inc. were initially registered or qualified for resale pursuant to the short form prospectus of Vasogen Inc. dated November 18, 2005 (the "Original Prospectus"). This amended and restated short form prospectus increases the number of common shares of Vasogen Inc. registered or qualified for resale under the Original Prospectus by 30,000,000 common shares, for a total of 55,000,000 common shares.

agreement between the selling shareholders and us, we have agreed to bear substantially all the fees and expenses in connection with the registration and sale of the registrable common shares by the selling shareholders.

         Our common shares are quoted on The NASDAQ Global Market ("NASDAQ"), under the symbol "VSGN", and on the Toronto Stock Exchange (the "TSX"), under the symbol "VAS". The last reported sale price of Vasogen's common shares on August 10, 2006 was US$0.430 per share and C$0.475 per share on NASDAQ and the TSX, respectively.

         Investing in our common shares involves risks. Please carefully consider the "Risk factors" section beginning on page 6 of this prospectus.

                          -----------------------------

         The selling shareholders may sell all or a portion of the registrable common shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. The registrable common shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined by reference to the prevailing price of a specified security in a specified market, or at negotiated prices. The registrable common shares may be sold at prices that may vary as between purchasers and during the period of distribution. In addition, the registrable common shares may be offered from time to time through ordinary brokerage transactions on NASDAQ and the TSX. See "Plan of Distribution".

         We will not receive any of the proceeds from the resale of the registrable common shares by any of the selling shareholders.

         All of the selling shareholders are incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or reside outside of Canada. Although each of the selling shareholders with the exception of Amatis Limited has appointed Vasogen Inc. at 2505 Meadowvale Boulevard, Mississauga, Ontario L5N 5S2, as its agent for service of process in the Province of Ontario, it may not be possible for investors to collect from the selling shareholders judgments obtained in Canadian courts predicated on the civil liability provisions of securities legislation. Although Amatis Limited has appointed Amaranth Advisors (Canada) ULC at Canada Trust Center, 161 Bay Street, Suite 3160, Toronto, Ontario M5J 2S1, as its agent for service of process in the Province of Ontario, it may not be possible for investors to collect from Amatis Limited judgments obtained in Canadian courts predicated on the civil liability provisions of securities legislation. In the event that the notes or the warrants are transferred to a transferee who is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada, such transferee, as a selling shareholder will be required to appoint Vasogen Inc. at 2505 Meadowvale Boulevard, Mississauga, Ontario L5N 5S2, or another person based in Ontario, as its agent for service of process in the Province of Ontario.

         We requested an exemption from Part 9 of National Instrument 44-102 because the number of common shares that may be distributed by the selling shareholders exceeds the 10% restriction contained in section 9.1(1) of National Instrument 44-102. We understand that the final receipt issued for this prospectus is evidence of the relief granted by the Ontario Securities Commission in this regard. This prospectus qualifies the issuance of 55,000,000 common shares which represents 57.2% of our issued and outstanding common shares as at the date hereof.

                     ---------------------------------------

         Under the multijurisdictional disclosure system adopted by the SEC, we are permitted to prepare this prospectus in accordance with Canadian disclosure requirements, which are different from those of the United States. We prepare our financial statements in accordance with Canadian generally accepted accounting principles, and they are subject to Canadian auditing and auditor independence standards. They may not be comparable to financial statements of United States companies.

         Prospective investors should be aware that the acquisition of the securities described herein may have tax consequences both in the United States and in Canada (see "Certain Income Tax Considerations" on page 28 herein). Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein.

         The ability of an investor to enforce civil liabilities under the United States federal securities laws may be affected adversely because we are incorporated under the laws of Canada, most of our officers and directors and certain of the experts named in this prospectus are resident outside of the United States, and all

                                                  (Prospectus cover - continued)
or a substantial portion of our assets and the assets of those officers, directors and experts are located outside of the United States.

         NEITHER THE SEC NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.






                                                  (Prospectus cover - continued)

                                TABLE OF CONTENTS

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS..............................5
RISK FACTORS...................................................................6
USE OF PROCEEDS...............................................................20
OUR BUSINESS..................................................................20
SELLING SHAREHOLDERS..........................................................21
CAPITALIZATION................................................................24
DESCRIPTION OF THE NOTES......................................................25
DESCRIPTION OF THE WARRANTS...................................................26
DESCRIPTION OF SHARE CAPITAL..................................................26
CERTAIN INCOME TAX CONSIDERATIONS.............................................28
PLAN OF DISTRIBUTION..........................................................36
LEGAL MATTERS.................................................................38
AUDITOR, TRANSFER AGENT AND REGISTRAR.........................................38
WHERE YOU CAN FIND MORE INFORMATION...........................................38
DOCUMENTS INCORPORATED BY REFERENCE...........................................38
MATERIAL CONTRACTS............................................................40
LIST OF DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION...........40
PURCHASERS' STATUTORY RIGHTS..................................................40
AUDITORS' CONSENT.............................................................41

         Only the information contained or incorporated by reference in this prospectus should be relied upon. We have not authorized any other person to provide different information. If anyone provides different or inconsistent information, it should not be relied upon. The registrable common shares may not be offered or sold in any jurisdiction where the offer or sale is not permitted. It should be assumed that the information appearing in this prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

         Some of the information concerning economic and industry trends is based upon or derived from information provided by industry sources. We believe that such information is accurate and that the sources from which it has been obtained are reliable. However, we cannot guarantee the accuracy of such information and have not independently verified the assumptions upon which projections of future trends are based.

         Throughout this amended and restated short form prospectus, the terms "Vasogen", "we", "us", "our" and the "Company" refer to Vasogen Inc. and its subsidiaries. Celacade(TM) is a registered or unregistered trademark of Vasogen Ireland Limited, and is used under license.

         In this amended and restated short form prospectus, unless stated otherwise, all references to "US$" are to the lawful currency of the United States and all references to "C$" are to the lawful currency of Canada. For your convenience, we have converted Canadian dollar amounts into US dollars at the rate of US$0.8838 per C$1.00 (the noon "nominal" exchange rate quoted by the Bank of Canada on August 1, 2006). You should not view such translations as a representation that such Canadian dollar amounts actually represent such US dollar amounts or could be or could have been converted into US dollars at the rates indicated or at any other rate.

         The use of the term "significant" or "significantly" when describing clinical and preclinical results in this amended and restated short form prospectus refers to "statistical significance", where the probability that the result happened by random chance is 5% or less. Unless otherwise indicated, numerical values indicating the statistical significance ("p-values") of results included in this document are based on analyses that do not account for endpoint multiplicity.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Certain statements contained in this prospectus and in certain documents incorporated by reference in this prospectus constitute
"forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995.

         These statements include, without limitation, statements concerning our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimated", "predicts", "potential", "continue", "intends", "could", or the negative of such terms or other comparable terminology. You should not place undue reliance on our forward-looking statements. Forward-looking statements, particularly those concerning anticipated events relating to the development, clinical trials, regulatory approval and marketing of our products and the timing or magnitude of those events, are inherently risky and uncertain. The factors discussed below and other considerations discussed in the "Risk Factors" section of this prospectus could cause our actual results to differ significantly from those contained in any forward-looking statements.

         Specifically, this prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements regarding:

      o initial results of the ACCLAIM trial in patients with chronic heart failure which indicated that Celacade(TM) did not reach its primary endpoint of significantly reducing the risk of death and cardiovascular hospitalization in the total population of 2,414 patients but did meet the endpoint for a subgroup of 692 patients with New York Heart Association Class II chronic heart failure;

      o our plans to advance the development of our Celacade(TM) technology for the treatment of chronic heart failure;

      o our plan to continue pre-clinical development of VP025 in models of neuroinflammatory disease;

      o  our intention to continue the clinical development of VP025;

      o our intention to seek regulatory approvals for Celacade(TM) in the United States and Canada;

      o our intention to seek corporate alliances to support the commercialization of our products, including Celacade(TM); and

      o  our intention to raise additional financing to fund our activities.

         Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, among other things, the following:

      o initial results of the ACCLAIM trial disclosed are based on initial data analyzed and may not be confirmed upon full analysis of the detailed results of the ACCLAIM trial and additional information relating to the safety and efficacy of Celacade(TM) may be discovered upon further analysis and review of the ACCLAIM trial data. Final results on full analysis may not be sufficiently robust to support regulatory approval in the US and Canada or commercialization of Celacade(TM) in Europe;

      o the requirement or election to do additional clinical trials to complete the development of Celacade(TM) for chronic heart failure;

      o the need for additional capital and the effect of capital market conditions and other factors, including repayment of the notes, on capital availability and difficulties we may experience in maintaining compliance with the terms of the notes;

      o difficulties or delays we may experience in the analysis of the clinical trial of our Celacade(TM) technology for chronic heart failure;

      o difficulties, delays or failures in obtaining regulatory approvals to market our products, including Celacade(TM) for chronic heart failure;

      o difficulties we may experience in commercializing our Celacade(TM) medical device technology for chronic heart failure, including completing strategic alliances to support the commercialization of Celacade(TM);

      o difficulties, delays or failures we may experience in our further investigation of the impact of VP025 on several models of neuroinflammatory disease;

      o difficulties, delays or failures we may experience in the conduct of clinical trials for VP025 and the commencement of further clinical trials for VP025;

      o difficulties, delays or failures in obtaining regulatory approvals for the initiation of clinical trials for our products;

      o  insufficient acceptance of and demand for our products;

      o difficulties, delays or failures in obtaining appropriate reimbursement for our products; and

      o difficulties we may experience in identifying and successfully securing appropriate corporate alliances to support the commercialization of our products.

         Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements contained in this prospectus after the date of this prospectus to conform such forward-looking statements to our actual results.

         As used herein, unless otherwise stated, the terms "quarter" and "year" refer to calendar quarter and fiscal year, respectively. Unless otherwise stated, the information contained herein is at August 1, 2006.

                                  RISK FACTORS

         Investing in our common shares involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. You should also refer to the other information in this prospectus, including information incorporated or deemed to be incorporated by reference herein, including our consolidated financial statements and related notes, and in the applicable prospectus supplement. The risks and uncertainties described below are those that we currently believe may materially affect us. Additional risks and uncertainties that we are unaware of or that we currently deem immaterial also may become important factors that affect us. If any of the following risks actually occurs, our business, operating results or financial condition could be materially adversely affected.

                         Risks Relating to the Business

         Our business entails significant risks. In addition to the usual risks associated with a business, the following is a general description of certain significant risk factors which are applicable to us.

We will require additional funds in our business that may be difficult to obtain when needed or on terms acceptable to us.

         We will need to raise additional funds to conduct research and development, preclinical studies, and clinical trials necessary to bring our potential products to market and establish marketing, sales and distribution capabilities. Our future capital requirements will depend on many factors, including continued scientific progress in our research and development programs, the scope and results of preclinical studies and clinical trials, the time and costs involved in obtaining regulatory approvals, the costs involved in filing, prosecuting, and enforcing patent claims, competing technological and market developments, the cost of manufacturing scale-up, effective commercialization activities and arrangements, and other factors not within our control. Under the terms of the notes, commencing September 1, 2006 and until the notes are no longer outstanding, we must maintain a net cash balance of 110% of the outstanding principal amount on the notes. As of August 1, 2006, the remaining principal outstanding under the notes was US$14.8 million. We do not anticipate generating revenues from operations in the foreseeable future, and we have no committed sources of capital.

         Adequate funds may not be available when needed or on terms acceptable to us. In particular, the notes substantially limit our ability to incur additional secured or unsecured debt while the notes are outstanding. Insufficient funds may require us to scale back or eliminate some, or all, of our research and development programs or license to third parties products or technologies that we would otherwise seek to develop. Any future debt financing arrangements we enter into likely would contain restrictive covenants that impose significant operating and financial restrictions on us. In addition, our share price has declined significantly recently, which may negatively impact our ability to obtain financing in the future.

         In order to obtain financing, if it is even available, it is likely that we will sell additional common shares or financial instruments that are exchangeable for or convertible into common shares. Also, in order to provide incentives to current employees and induce prospective employees and consultants to work for us, we have granted options and intend to offer and issue options to purchase common shares and/or rights exchangeable for or convertible into common shares. These activities could result in substantial dilution to all our shareholders.

         We may experience delays in analyzing clinical trial data after the patient treatment phase of a trial has been completed and actual results could differ from initial results.

         A large international trial such as ACCLAIM results in considerable data that need to be analyzed and reviewed for purposes of multiple endpoints. We continue to analyze the data which will subsequently be further reviewed and analyzed by the independent steering committee for the ACCLAIM trial. Initial results disclosed are based on initial data analyzed and may not be confirmed upon full analysis of the detailed results of the ACCLAIM trial and additional information relating to safety and efficacy of Celacade(TM) may be discovered upon further analysis of trial data and upon further review and analysis of additional trial data.

         Complete results for the ACCLAIM study are scheduled to be presented at the World Congress of Cardiology (WCC) 2006, being held in Barcelona, Spain from September 2 to 6, 2006 and at the 10th Annual Scientific Meeting of the Heart Failure Society of America (HFSA), being held in Seattle, Washington from September 10 to 13, 2006.

We are a development stage company with a history of losses, we have not recognized any product revenues, and we may never achieve profitability.

         Our products are in the development stage and, accordingly, our business operations are subject to all of the risks inherent in the establishment and maintenance of a developing business enterprise, such as those related to competition and viable operations management. We have incurred a loss in each year since our inception and have received no cash flow from operations to date, and there is no assurance that we will have earnings or cash flow from operations in the future. These losses have resulted in, and are expected to continue to cause decreases in, our cash balances, working capital, and shareholders' equity. The future earnings and cash flow from operations of our business are dependent, in part, on our ability to further develop our products. There can be no assurance that we will grow and be profitable.

         At May 31, 2006, we had an accumulated deficit of approximately C$327 million. We have not generated revenues from the commercialization of any products. Our net operating losses over the near-term and the next several years are expected to continue and increase as a result of the further clinical trial activity necessary to support regulatory approval of our products. Costs associated with phase III clinical trials are generally substantially greater than for phase II clinical trials, as the number of clinical sites and patients required is much larger. To obtain health regulatory approval in North America, it may be necessary to conduct a further Phase III trial of Celacade(TM) in the treatment of chronic heart failure and the cost and time required to achieve regulatory approval, if the Celacade(TM) device is approved at all, could be substantially increased.

         There can be no assurance that we will be able to generate sufficient product revenue to become profitable at all or on a sustained basis. We expect to have quarter-to-quarter fluctuations in expenses, some of which could be significant, due to expanded research, development, and clinical trial activities.

Substantial cash payments may be required under the notes upon an event of default or change of control. Such cash payments may leave us with little or no working capital in our business or make us insolvent.

         Noteholders may require that the principal amount of the notes be repaid in cash or that all or a portion of the notes be redeemed in cash upon the occurrence of various events of default (subject to certain cure periods), including but not limited to:

      o the failure of the common shares of any holder of notes to be freely tradable under applicable Canadian law on the TSX and such lapse continues for a period of 10 consecutive days or for more than an aggregate of 30 days in any 365-day period;

      o the failure of the registration statement to resell the common shares underlying the notes and warrants to be maintained effective pursuant to the terms of the registration rights agreement, subject to permitted grace periods;

      o the suspension of the common shares from trading on the TSX and NASDAQ (or The NASDAQ Capital Market);

      o the failure to deliver common shares to the noteholders within 10 trading days after the conversion date;

      o  the failure to pay principal and/or interest due under the notes;

      o any material default under any indebtedness of ours in an aggregate principal amount of US$5,000,000 or greater;

      o upon our breach in any material respect of any covenant, including the covenant to maintain a cash balance in the circumstances described above, under the transaction documents (as such term is defined in the securities purchase agreements, as filed on SEDAR, dated October 7, 2005 among us, Vasogen Ireland Limited, Vasogen, Corp. (our wholly-owned United States subsidiary) and the subscribers for the notes and the warrants) relating to the notes and warrants; and

      o  upon any guarantee of the notes ceasing to be in full force and effect.

         Upon the occurrence and during the continuance of an event of default, the interest rate on the notes will be increased to 12% per annum. The noteholders may also require all or a portion of the notes be redeemed in cash upon a change of control. We have not established a sinking fund for payment of the notes, nor do we anticipate doing so. In addition, upon certain fundamental transactions such as a merger or sale of substantially all assets of Vasogen Inc., the warrant holders would be entitled to require us (or our successor entity) to redeem the warrants for cash. Any such cash payments could leave us with little or no working capital for our business or make us insolvent.

Our substantial debt could impair our financial condition. We are highly leveraged and have substantial debt service obligations.

         As of August 1, 2006 we had approximately US$14.8 million of principal indebtedness outstanding under the notes that bear interest at 6.45% per annum.

         This substantial indebtedness could have important consequences to us. For example, it could:

      o increase our vulnerability to general adverse economic and industry conditions;

      o impair our ability to obtain additional financing in the future for working capital needs, capital expenditures or general corporate purposes;

      o require us to dedicate a significant portion of our existing cash and proceeds from any future financing transactions to the payment of principal and interest on our debt, which would reduce the funds available for our operations;

      o limit our flexibility in planning for, or reacting to, changes in the business and the industry in which we operate; and

      o place us at a competitive disadvantage compared to our competitors that have less debt.

         In addition, commencing September 1, 2006, we must maintain a net cash balance of 110% of the outstanding principal amount of the notes. There is no guarantee that we will be able to maintain such net cash balance and complying with these requirements may negatively impact our liquidity. As of August 1, 2006, we had a net cash balance of C$31.4 million (US$27.7 million).

Despite current indebtedness levels and the terms of the notes, we may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

         Despite current indebtedness levels and the terms of the notes, we may be able to incur substantial additional indebtedness in the future. Under the notes, we are permitted to incur, among other types of indebtedness, indebtedness that is pari passu with or subordinate to the notes and that is repayable on or after 91 days following the maturity date of the notes. If new debt is added to our current debt levels, the related risks that we now face could increase.

We are subject to stringent ongoing government regulation.

         Biotechnology, medical device, and pharmaceutical companies operate in a high-risk regulatory environment. The U.S. Food and Drug Administration ("FDA"), Health Canada, and other health agencies can require additional clinical trials and can be very slow to approve a product and can also withhold product approvals. In addition, these health agencies also oversee many other medical product operations, such as research and development, manufacturing, and testing and safety regulation of medical products. As a result, regulatory risk is normally higher than in other industry sectors.

         We have incurred, and expect to continue to incur, substantial clinical research and other costs in connection with obtaining regulatory approvals for our medical products in Canada, the United States, and other jurisdictions. While we are not aware of any pending or threatened governmental action against us in any country, any enforcement action by regulatory authorities with respect to past, or any future, regulatory non-compliance could have a material adverse effect on our business, financial condition, and results of operations.

         To date, our Celacade(TM) technology has been regulated by the FDA and Health Canada as a medical device. There can be no assurance that this regulatory status will not change in the future or that additional regulatory bodies beyond the medical device authorities will not have input into the approval of our medical products. If the FDA or Health Canada decides to regulate the Celacade(TM) therapeutic device as a drug, biologic, or combination product, we could be obligated to conduct additional clinical trials and, in any event, the cost and time required to achieve regulatory approval, if the Celacade(TM) device is approved at all, could be substantially increased.

         Over the next several months, we expect to pursue discussions regarding our phase III ACCLAIM trial with the FDA. It is possible that these discussions could lead to the requirement for additional phase III or phase IV clinical trials as a condition of approval. Even if data collected from the subgroup of 692 patients with NYHA Class II chronic failure are positive, it may not be sufficient to support FDA or other health regulatory approval. We may elect or be required to conduct a further phase III study of Celacade(TM) for chronic heart failure and such decision could increase the cost of and the timeline for developing Celacade(TM) for chronic heart failure.

         There can be no assurance that we will be able to achieve or maintain regulatory compliance with respect to all or any part of our current or future products, including maintaining our CE Mark approval for Celecade(TM) in Europe, or that we will be able to timely and profitably produce our products while complying with applicable regulatory requirements. If we fail to maintain compliance, regulatory authorities can institute proceedings to detain or seize products, issue a recall, enjoin future violations, assess civil and criminal penalties against us and our directors, officers, and employees, or require us to make substantial changes to our manufacturing operations. Any such actions could have a material adverse effect on our business, financial condition, and results of operations.

We do not yet have all the required approvals to market our product candidates, and our clinical trials may not yield results that will enable us to obtain regulatory approval.

         We have not completed the development of any products and there can be no assurance that any products will be successfully developed. None of our products has received regulatory approval for commercial use and sale in North America. We cannot market a pharmaceutical or medical device product in any jurisdiction until it has completed thorough preclinical testing and clinical trials in addition to that jurisdiction's extensive regulatory approval process. In general, significant research and development and clinical studies are required to demonstrate the safety and effectiveness of our products before we can submit any regulatory applications. We may never obtain the required regulatory approvals for Celacade(TM) in North America. There can be no assurance that the results of all required clinical trials will demonstrate that these product candidates are safe and effective or, even if the results of the clinical trials are considered successful by us, that the FDA will not require us to conduct additional large-scale clinical trials before it will consider approving such product candidates for commercial use. Approval or consent by the FDA or other regulatory authorities to commence a clinical trial does not indicate that the device, drug, or treatment being studied can or will be approved. Preparing, submitting, and advancing applications for regulatory approval is complex, expensive, and time intensive and entails significant uncertainty.

         The results of our completed preclinical studies and clinical trials may not be indicative of future clinical trial results. A commitment of substantial resources to conduct time-consuming research, preclinical studies, and clinical trials will be required if we are to complete development of our products. Clinical trials of our products require that we identify and enroll a large number of patients with the illness under investigation. We may not be able to enroll a sufficient number of appropriate patients to complete our clinical trials in a timely manner. If we experience difficulty in enrolling a sufficient number of patients to conduct our clinical trials, we may need to delay or terminate ongoing clinical trials and will not accomplish objectives material to our success that could affect the price of our common shares. Delays in planned patient enrolment, or lower than anticipated event rates in our current clinical trials or future clinical trials may result in increased costs, program delays, or both.

         There can be no assurance that unacceptable toxicities or adverse side effects will not occur at any time in the course of pre-clinical studies or human clinical trials or, if any products are successfully developed and approved for marketing, during commercial use of our products. The appearance of any such unacceptable toxicities or adverse side effects could interrupt, limit, delay, or abort the development of any of our products or, if previously approved, necessitate their withdrawal from the market. Furthermore, there can be no assurance that disease resistance or other unforeseen factors will not limit the effectiveness of our potential products. Any products resulting from our programs are not expected to be successfully developed or made commercially available in the near term and may not be successfully developed or made commercially available at all.

         On August 30, 2005, we announced that the pivotal phase III SIMPADICO trial, which was designed to further investigate the use of Celacade(TM) technology for PAD was being closed out early at 50 centres in North America. The decision to close out the trial was based on a recommendation by the External Safety and Efficacy Monitoring Committee ("ESEMC") who cited a potential safety concern and the absence of a sufficiently strong efficacy signal to warrant the continuance of the study. In March 2006, we announced that the SIMPADICO trial did not reach its primary endpoint of change in maximal treadmill walking distance. Based on these results, we have discontinued funding the development of Celacade(TM) for peripheral arterial disease.

         On June 26, 2006, we announced the initial results from the 2,414 patient phase III ACCLAIM trial of Celacade(TM) in chronic heart failure. While the ACCLAIM study did not reach the primary endpoint of significantly reducing the risk of death and cardiovascular hospitalization in the total population, this endpoint was met for the subgroup of 692 patients with New York Heart Association (NYHA) Class II chronic heart failure. The Company is continuing its data analysis of the ACCLAIM results.

The science underlying our Celacade(TM) technology is relatively new and unproven.

         Definitive proof of the precise mechanism of action of our Celacade(TM) technology will require considerably more basic scientific research than we or others have accomplished to date. We have not, nor has any other company, successfully commercialized a therapy similar to that using the Celacade(TM) therapeutic device. There can be no assurance that the products we are currently developing will be approved by additional regulatory agencies or that further testing will yield positive results. Should one of our product candidates prove to have insufficient benefit and/or have an unsafe profile, its development will likely be discontinued. With respect to results from the SIMPADICO and ACCLAIM trials, see "- We do not yet have all the required approvals to market our product candidates, and our clinical trials may not yield results that will enable us to obtain regulatory approval".

A further setback in our clinical trials of our Celacade(TM) technology would likely cause a greater drop in the price of our common shares.

         We intend to rely substantially on the exploitation of our Celacade(TM) technology for our future earnings. If our Celacade(TM) technology does not become commercially viable, we may not achieve profitability and our common share price would likely decline further. For example, on June 26, 2006, we announced the initial results from the 2,414 patient phase III ACCLAIM trial of Celacade(TM) in chronic heart failure. While the ACCLAIM study did not reach the primary endpoint of significantly reducing the risk of death and cardiovascular hospitalization in the total population, this endpoint was met for the subgroup of 692 patients with NYHA Class II chronic heart failure. The closing price of our common shares on NASDAQ decreased from US$1.85 on June 23, 2006, the last trading day prior to the announcement, to US$0.482 on June 26, 2006.

We are reliant on our key personnel.

         The operations of our business are highly dependent upon the participation of our key personnel. The loss of the service of any one of our key personnel may materially affect the ability of our company to complete the development of our products, successfully commercialize our products, and to grow and expand our business operations. There is intense competition for qualified management and skilled employees, and our failure to recruit, train, and retain such employees could have a material adverse effect on our business, financial condition, and/or results of operations.

Our intellectual property may not provide meaningful protection for our product candidates. We may infringe others' patents. Patent litigation is time consuming and expensive.

         We have filed a number of patent applications in the United States and many other countries relating to our products and processes and we have been issued patents covering certain aspects of our immune modulation therapies and medical devices. Our success may depend, in part, on our ability to obtain patent protection for our products and processes. There can be no assurance that our patent applications will be issued as patents or that any of our issued patents, or any patent that may be issued in the future, will provide us with adequate protection for our products, processes, or technology. The patent positions of biotechnology, pharmaceutical, and medical device companies can be highly uncertain and involve complex legal and factual questions. Therefore, the breadth of claims allowed in biotechnology, pharmaceutical and medical device patents cannot be predicted. We also rely upon unpatented trade secrets and know-how, and no assurance can be given that others will not independently develop substantially equivalent trade secrets or know-how. In addition, whether or not our patents are issued, or issued with limited coverage, others may receive patents that contain claims applicable to our products. Our competitors may attempt to circumvent our patents by means of alternative designs and processes. There can be no assurance that any of our patents, or any patents issued to us in the future, will afford meaningful protection against competitors. There can be no assurance that our patents will be held valid or enforceable by a court of competent jurisdiction. The patents of our competitors may impair our ability to do business in a particular area. We also rely in part on confidentiality agreements with our corporate collaborators, employees, consultants, and certain contractors to protect our proprietary technology. There can be no assurance that these agreements will not be breached, that we will have adequate remedies for any breach, or that our trade secrets will not otherwise become known or independently discovered by our competitors.

         It is possible that our products or processes will infringe, or will be found to infringe, patents not owned or controlled by us. In addition, because patent applications are often maintained in secrecy and may take many years to issue, there may be currently pending patent applications that may later result in issued patents that our products infringe. If any relevant claims of third-party patents that relate to our products are upheld as valid and enforceable, we could be prevented from practicing the subject matter claimed in such patents, or would be required to obtain licenses or redesign our products or processes to avoid infringement. There can be no assurance that such licenses would be available at all or on terms commercially reasonable to us or that we could redesign our products or processes to avoid infringement. Litigation may be necessary to defend against claims of infringement, to enforce patents issued to us, or to protect trade secrets. Such litigation could result in substantial costs and diversion of management efforts regardless of the results of such litigation, and an adverse result could subject us to significant liabilities to third parties, require disputed rights to be licensed, or require us to cease using our technology.

If we fail to obtain acceptable prices or appropriate reimbursement for our products, our ability to successfully commercialize our products will be impaired.

         Government and insurance reimbursements for healthcare expenditures play an important role for all healthcare providers, including physicians, medical device companies, drug companies, medical supply companies, and companies, such as ours, that plan to offer various products in the United States and other countries in the future. Our ability to earn sufficient returns on our products will depend in part on the extent to which reimbursement for the costs of such products, related therapies and related treatments will be available from government health administration authorities, private health coverage insurers, managed care organizations, and other organizations. In the United States, our ability to have our products and related treatments and therapies eligible for Medicare or private insurance reimbursement will be an important factor in determining the ultimate success of our products. If, for any reason, Medicare or the insurance companies decline to provide reimbursement for our products and related treatments, our ability to commercialize our products would be adversely affected. There can be no assurance that our products and related treatments will be eligible for reimbursement.

         There has been a trend toward declining government and private insurance expenditures for many healthcare items. Third-party payors are increasingly challenging the price of medical products and services.

         If purchasers or users of our products and related treatments are not able to obtain appropriate reimbursement for the cost of using such products and related treatments, they may forgo or reduce such use. Even if our products and related treatments are approved for reimbursement by Medicare and private insurers, of which there can be no assurance, the amount of reimbursement may be reduced at times, or even eliminated. This would have a material adverse effect on our business, financial condition, and results of operations.

         Significant uncertainty exists as to the reimbursement status of newly approved healthcare products, and there can be no assurance that adequate third-party coverage will be available.

Competition in our target markets is intense, and developments by other companies could render our product candidates obsolete.

         The industry that we compete in is not a static environment, and market share can change rapidly if competing products are introduced. There can be no assurance that we can avoid intense competition from other medical technology companies, pharmaceutical or biotechnology companies, universities, government agencies, or research organizations, and from other technological advances that could render our technology uneconomical or obsolete. Many of these competitors have substantially greater financial and/or other resources. Our competitors may succeed in developing technologies and products that are more effective or cheaper to use than any that we may develop. These developments could render our products obsolete and uncompetitive, which would have a material adverse effect on our business, financial condition and results of operations. In addition, there are numerous existing therapies for chronic heart failure, PAD, and neurological diseases, and others are being developed.

We rely on third parties for a variety of functions and we may enter into future collaborations. We may not receive the benefits that we expect from these arrangements.

         Our strategy for the research, development, and commercialization of our products requires entering into various arrangements with corporate collaborators, licensors, licensees, health care institutions and principal investigators and others, and our commercial success is dependent upon these outside parties performing their respective contractual obligations responsibly and with integrity. The amount and timing of resources such third parties will devote to these activities may not be within our control. There can be no assurance that such parties will perform their obligations as expected. There can be no assurance that our collaborators will devote adequate resources to our programs. In addition, we could become involved in disputes with our collaborators, which could result in a delay or termination of the related development programs or result in litigation. We intend to seek additional collaborative arrangements to develop and commercialize some of our products. There can be no assurance that we will be able to negotiate collaborative arrangements on favourable terms, or at all, in the future, or that our current or future collaborative arrangements will be successful.

We are subject to exposure to product liability claims.

         We face an inherent business risk of exposure to product liability and other claims in the event that the development or use of our technology or prospective products or therapies results, or is alleged to have resulted, in adverse effects. While we have taken, and will continue to take, what we believe are appropriate precautions, there can be no assurance that we will avoid significant liability exposure. Although we currently carry product liability insurance for clinical trials, there can be no assurance that we have sufficient coverage, or can in the future obtain sufficient coverage at a reasonable cost. An inability to obtain product liability insurance at an acceptable cost or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of products we develop. A product liability claim could have a material adverse effect on our business, financial condition, and results of operations.

         With respect to a potential safety signal cited by the ESEMC of the SIMPADICO trial for PAD, see "Our Business--Recent Developments".

We do not have commercial-scale manufacturing capability, and we lack commercial manufacturing experience.

         We currently rely upon single sources for the supply of some of the components required to manufacture and use our products. For example, we currently rely on a single subcontractor for the disposable cartridges that are components of the Celacade(TM) technology. The establishment of additional or replacement suppliers for certain materials, components, subassemblies, assemblies, supplies or finished products cannot be accomplished quickly, largely due to the regulatory approval systems and the complex nature of the manufacturing processes employed by many suppliers. The failure to obtain sufficient quantities of component materials on commercially reasonable terms could have a material adverse effect on our clinical studies, business, financial condition, and results of operations.

         If we are successful in developing the markets for our products, we would have to arrange for their scaled-up manufacture. At the present time, we have not arranged for the large-scale manufacture of our products. There can be no assurance that we will, on a timely basis, be able to make the transition from manufacturing clinical trial quantities to commercial production quantities successfully or be able to arrange for contract manufacturing. We believe our contractors will be able to manufacture our medical devices for initial commercialization if the products obtain FDA and other regulatory approvals, but we have not yet demonstrated the capability to manufacture the medical devices in commercial quantities. Potential difficulties experienced by us in manufacturing scale-up, including recalls or safety alerts, could have a material adverse effect on our business, financial condition, and results of operations.

         The manufacture of our products involves a number of steps and requires compliance with stringent quality control specifications imposed by the FDA and other regulatory agencies. Moreover, our products can only be manufactured in a facility that has undergone a satisfactory inspection by the FDA and other relevant regulatory authorities. For these reasons, we would not be able to replace our manufacturing capacity quickly if we were unable to use our manufacturing facilities as a result of a fire, natural disaster (including an earthquake), equipment failure, or other difficulty, or if such facilities are deemed not in compliance with the regulatory requirements and the non-compliance could not be rapidly rectified. Our inability or reduced capacity to manufacture our products would have a material adverse effect on our business, financial condition, and results of operations.

         We expect to enter into additional arrangements with contract manufacturing companies in order to meet requirements for our products, or to attempt to improve manufacturing efficiency. If we choose to contract for manufacturing services and encounter delays or difficulties in establishing relationships with manufacturers to produce, package, and distribute our finished products, then clinical trials, market introduction, and subsequent sales of such products would be adversely affected. Further, contract manufacturers must also operate in compliance with the FDA and other regulatory requirements. Failure to do so could result in, among other things, the disruption of product supplies. Our potential dependence upon third parties for the design and/or manufacture of our products may adversely affect our profit margins and our ability to develop and deliver such products on a timely and competitive basis.

We have limited sales, marketing, and distribution experience.

         We have limited experience in the sales, marketing, and distribution of pharmaceutical or medical device products. There can be no assurance that we will be able to establish sales, marketing, and distribution capabilities or make arrangements with our collaborators, licensees, or others to perform such activities or that such efforts will be successful. If we decide to market any of our products directly, we must either acquire or internally develop a marketing and sales force with technical expertise and with supporting distribution capabilities. The acquisition or development of a sales and distribution infrastructure would require substantial resources, which may divert the attention of our management and key personnel, and have a negative impact on our product development efforts. If we contract with third parties for the sales and marketing of our products, our revenues will be dependent on the efforts of these third parties, whose efforts may not be successful. If we fail to establish successful marketing and sales capabilities or to make arrangements with third parties, our business, financial condition and results of operations will be materially adversely affected.

Our strategic alliance with Quest Diagnostics may not be successful.

         To develop a potential secondary point of care for integration of our Celacade(TM) technology, we formed a strategic alliance in November 2001 with Quest Diagnostics in the United States on an exclusive basis. The purpose of this alliance is to establish an outpatient delivery model to accommodate patient referrals outside hospital clinics and cardiology practises. The final terms of this alliance are not yet established and are the subject of continued discussion between the two companies. Should we not finalize the terms of this strategic alliance, or should the strategic alliance not ultimately be successful, our business may be adversely affected.

One of our directors' relationship with Quest Diagnostics could create a conflict of interest.

         One director of our Company is also a director of Quest Diagnostics. Consequently, there exists the possibility for such director to be in a conflict of interest position. Any decision made by such director involving our Company is subject to his duty and obligation to deal fairly and in good faith with our Company and Quest Diagnostics.

         In addition, each of our directors is required to declare a conflict in, and refrain from voting on, any matter in which such director may have a conflict of interest.

If our products do not gain market acceptance, we may be unable to generate significant revenues.

         We may not yet have the required clinical data and results to successfully market our Celacade(TM) technology in any jurisdiction; future clinical or preclinical results may be negative or insufficient to allow us to successfully market any of our product candidates; and obtaining needed data and results may take longer than planned, and may not be obtained at all. Initial results disclosed on the ACCLAIM trial are based on initial analysis of the data and may not be confirmed on full analysis of the data and additional information relating to the safety and efficacy of Celacade(TM) may be discovered upon further analysis of trial data and upon further review and analysis of additional trial data.

         Even if our products are approved for sale, they may not be successful in the marketplace. Market acceptance of any of our products will depend on a number of factors, including demonstration of clinical effectiveness and safety; the potential advantages of our products over alternative treatments; the availability of acceptable pricing and adequate third-party reimbursement; and the effectiveness of marketing and distribution methods for the products. If our products do not gain market acceptance among physicians, patients, and others in the medical community, our ability to generate significant revenues from our products would be limited.

We may not achieve our projected development goals in the time frames we announce and expect.

         We set goals for and make public statements regarding timing of the accomplishment of objectives material to our success, such as the commencement and completion of clinical trials, anticipated regulatory approval dates, and time of product launch. The actual timing of these events can vary dramatically due to factors such as delays or failures in our clinical trials, the uncertainties inherent in the regulatory approval process, and delays in achieving product development, manufacturing or marketing milestones necessary to commercialize our products. There can be no assurance that our clinical trials will be completed, that we will make regulatory submissions or receive regulatory approvals as planned, or that we will be able to adhere to our current schedule for the scale-up of manufacturing and launch of any of our products. If we fail to achieve one or more of these milestones as planned, the price of our common shares could decline.

Our business involves the use of hazardous material, which requires us to comply with environmental regulations.

         Although we do not currently manufacture commercial quantities of our products, we produce limited quantities of such products for our clinical trials. Our research and development processes involve the controlled storage, use, and disposal of hazardous materials and hazardous biological materials. We are subject to laws and regulations governing the use, manufacture, storage, handling, and disposal of such materials and certain waste products. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any damages that result, and any such liability could exceed our resources. There can be no assurance that we will not be required to incur significant costs to comply with current or future environmental laws and regulations, or that our business, financial condition, and results of operations will not be materially or adversely affected by current or future environmental laws or regulations.

         Our insurance may not provide adequate coverage with respect to environmental matters.

Environmental regulation could have a material adverse effect on the results of our operations and our financial position.

         We are subject to a broad range of environmental regulations imposed by federal, state, provincial, and local governmental authorities. Such environmental regulation relates to, among other things, the handling and storage of hazardous materials, the disposal of waste, and the discharge of contaminants into the environment.

Although we believe that we are in material compliance with applicable environmental regulation, as a result of the potential existence of unknown environmental issues and frequent changes to environmental regulation and the interpretation and enforcement thereof, there can be no assurance that compliance with environmental regulation or obligations imposed thereunder will not have a material adverse effect on us in the future.

There are risks related to the handling of blood.

         Our clinical trials involve the withdrawal of a small sample of a patient's blood cells into our Celacade(TM) single-use disposable cartridge, exposure of such blood cells to our controlled treatment process utilizing our proprietary Celacade(TM) therapeutic device and then re-administration of such blood cells to the patient intramuscularly. There are risks associated with the handling of human blood that may contain infectious agents, notwithstanding the sterile techniques employed in our clinical trials. While we believe that our processes and safety procedures for handling human blood are adequate to ensure against infection of the patient and our clinical staff, there is a risk that such procedures will fail and will result in infection. In the event of such infection, we could be held liable for any damages that result, and any such liability could exceed our resources.

                         Risks Relating to the Offering

Our share price has been highly volatile and an investment in our common shares could suffer a decline in value.

         The trading price of our common shares has been highly volatile and could continue to be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including:

      o announcements by us of results of, and developments in, our research and development efforts, including results and adequacy of, and developments in, our clinical trials and applications for regulatory approval, for example, our June 26, 2006 announcement of the initial ACCLAIM results;

      o sales of our common shares, including by holders of the notes on conversion or repayment by us in common shares and in connection with further financings;

      o actual or anticipated period-to-period fluctuations in financial results;

      o  litigation or threat of litigation;

      o failure to achieve, or changes in, financial estimates by securities analysts;

      o announcements regarding new or existing products or services or technological innovations by us or our competitors;

      o comments or opinions by securities analysts or members of the medical community;

      o conditions or trends in the pharmaceutical, biotechnology and life science industries;

      o announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

      o  additions or departures of key personnel;

      o  economic and other external factors or disasters or crises;

      o  limited daily trading volume; and

      o developments regarding our patents or other intellectual property or that of our competitors.

         In addition, the stock market in general and the market for biotechnology companies in particular, have experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Further, there has been significant volatility in the market prices of securities of life science companies. Factors such as the results and adequacy of our preclinical studies and clinical trials, as well as those of our collaborators, or our competitors; other evidence of the safety or effectiveness of our products or those of our competitors; announcements of technological innovations or new products by us or our competitors; governmental regulatory actions; developments with our collaborators; developments (including litigation) concerning patent or other proprietary rights of our Company or our competitors; concern as to the safety of our products; period-to-period fluctuations in operating results; changes in estimates of our performance by securities analysts; market conditions for biotechnology stocks in general; and other factors not within the control of our Company could have a significant adverse impact on the market price of our common shares, regardless of our operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs, potential liabilities and the diversion of management's attention and resources.

We may be unable to meet our obligations under our outstanding notes.

         At August 1, 2006, we have an aggregate principal amount of US$14.8 million in outstanding notes that bears interest at 6.45% per annum and interest on the notes must be paid monthly in cash. Commencing September 2006, we must maintain a net cash balance of 110% of the outstanding principal amount of the notes. There is no guarantee that we will have adequate resources to meet these obligations on a timely basis.

Under the terms of the notes and in the event that we are unable to issue shares at the conversion price stipulated by the notes, we must make additional cash payments to the noteholders.

         If, due to restrictions promulgated by any of NASDAQ, The NASDAQ Capital Market or the TSX we are unable to issue a sufficient number of our common shares at the conversion price stipulated by the notes to noteholders on conversion of their notes into common shares, we are required to pay to such noteholders an amount in cash to compensate for those shares we are unable to issue.

There may not be an active, liquid market for our common shares.

         There is no guarantee that an active trading market for our common shares will be maintained on NASDAQ or the TSX. Investors may not be able to sell their shares quickly or at the latest market price if trading in our common shares is not active.

We may not meet NASDAQ's continued listing requirements.

         Failure to meet the applicable quantitative and/or qualitative maintenance requirements of NASDAQ could result in our common shares being delisted from NASDAQ. For continued listing, NASDAQ requires, among other things, that listed securities maintain a minimum bid price of not less than $1.00 per share. If the bid price falls below the $1.00 minimum for more than 30 consecutive trading days, we will have 180 days to satisfy the $1.00 minimum bid price for a period of at least 10 trading days. From June 26, 2006 through August 10, 2006, our common shares have not traded above the $1.00 minimum bid.

         On August 11, 2006, we announced that we had received a letter from the Listing Qualifications Department of The NASDAQ Stock Market stating that for the last 30 consecutive business days, the bid price of our common shares has closed below the minimum bid price of $1.00 per share requirement for continued inclusion under Marketplace Rule 4450(a)(5) (the "Minimum Bid Price Rule"). It is NASDAQ's practice to issue a letter when a listed company does not meet the minimum bid price requirement. Under the rules of the NASDAQ, Vasogen will be provided six months (180 calendar days), or until February 5, 2007, to regain compliance with the bid price requirement.

         Based on NASDAQ Marketplace rules, if, at anytime before February 5, 2007, the bid price of our common shares closes at $1.00 per share or more for a minimum of 10 consecutive business days, the Company will regain compliance with such rules.

         If delisted from NASDAQ, our common shares may be eligible for trading on The NASDAQ Capital Market or on other over-the-counter markets in the United States, although there can be no assurance that our common shares will be eligible for trading on any such alternative exchanges or markets in the United States. Although we may explore various actions to meet NASDAQ's minimum listing requirements, including effecting a share consolidation, if necessary, there is no guarantee that any such actions will be successful in bringing us into compliance with such requirements.

         In the event that we are not able to obtain a listing on another U.S. stock exchange or quotation service for our common shares, it may be extremely difficult or impossible for shareholders to sell their common shares in the United States. Moreover, if we are delisted and obtain a substitute listing for our common shares in the United States, it will likely be on a market with less liquidity, and therefore potentially more price volatility, than NASDAQ. Shareholders may not be able to sell their common shares on any such substitute U.S. market in the quantities, at the times, or at the prices that could potentially be available on a more liquid trading market. As a result of these factors, if our common shares are delisted from NASDAQ, the price of our common shares is likely to decline. In addition, a decline in the price our common shares will impair our ability to obtain financing in the future.

Future issuances of our common shares could adversely affect the trading price of our common shares and could result in substantial dilution to our shareholders.

         We expect to issue substantial amounts of common shares in the future. Holders of any remaining outstanding notes may elect to convert their notes into common shares at US$3.00 per share, subject to adjustment. In addition, the principal amount of any outstanding notes is repayable at the election of Vasogen Ireland Limited by the issuance of common shares, subject to satisfaction of certain conditions. If the outstanding notes are repaid by the issuance of common shares, the common shares will be issued at a 5% discount to the arithmetic average of the weighted average price of the common shares during each of the twelve consecutive trading days preceding the time of issuance (the "twelve-day market price"), or, in the event that the common shares have a twelve-day market price of less than US$1.00, then the common shares will be issued at a 10% discount to the twelve-day market price. To the extent that the market price of the common shares declines, we will need to issue an increasing number of common shares per dollar of principal to be repaid. Subject to certain restrictions, noteholders may engage in short sales of the common stock that negatively impact the market price of the common shares, thereby causing us to have to issue more common shares to repay any outstanding notes. As at August 10, 2006, the closing price of the common shares on NASDAQ was US$0.430 per share and on the TSX was C$0.475 per share.

         We issued warrants to purchase 3,333,334 common shares to the investors who subscribed for the notes. Each warrant entitles the holder to purchase one common share at an exercise price of US$3.00, subject to adjustment. The warrants have a five year term. If Vasogen Ireland Limited elects to accelerate repayment of the notes, we are obligated, subject to regulatory approval, to issue additional warrants generally having an exercise price equal to US$3.00, subject to adjustment, and a five year term commencing upon the date of issuance. The number of warrants to be issued upon Vasogen Ireland Limited's election to accelerate repayment of the notes is equal to that number of warrants sufficient to entitle the holder to acquire that number of common shares equal to 65% of the number obtained when the accelerated amount being repaid is divided by US$3.00, subject to adjustment. We elected to make a US$1.8 million acceleration payment with each of the March, April and May 2006 instalment payments to the noteholders and a US$2.8 million acceleration payment with the June 2006 instalment. In respect of the March 1, 2006 acceleration payment, we issued an additional 390,000 warrants exercisable at US$3.11 for a term of five years from the date of issue, and in respect of each of the April 1 and May 1, 2006 acceleration payments, we issued an additional 390,000 warrants exercisable at US$3.00 for a term of five years from the date of issue. In respect of the June 1, 2006, acceleration payment, we issued an additional 606,666 warrants exercisable at US$3.00 for a term of five years from the date of issue.

         In addition to common shares issuable in connection with conversion or repayment of the notes and exercise of the warrants, our investors, employees and directors hold rights to acquire substantial amounts of our common shares. In order to obtain future financing, it is likely that we will issue additional common shares or financial instruments that are exchangeable for or convertible into common shares. Also, in order to provide incentives to current employees and induce prospective employees and consultants to work for us, we intend to offer and issue options to purchase common shares and/or rights exchangeable for or convertible into common shares.

         Future issuances of substantial amounts of our common shares, or the perception that such issuances are likely to occur, could affect prevailing trading prices of our common shares. Future issuances of our common shares could result in substantial dilution to our shareholders. In addition, the existence of the notes and warrants may encourage short selling by market participants.

         As of July 31, 2006 we had:

      o  96,217,581 common shares issued and outstanding;

      o 6,426,550 common shares reserved for issuance upon the exercise of outstanding options granted under our stock option plans, which have a weighted average exercise price of C$3.97 per share;

      o in addition to the shares reserved for issuance upon the exercise of options referred to in the preceding bullet point, 3,338,916 common shares reserved for future issuance under our stock option plans;

      o 5,735,237 common shares reserved for issuance upon the exercise of warrants outstanding. These outstanding warrants are held by Quest Diagnostics Incorporated and certain of the selling shareholders. Of these warrants, 625,237 were issued prior to the issuance of the notes, are exercisable at a price of C$12.73 per share and expire on November 6, 2006. The remaining 5,110,000 warrants, which were issued in connection with the notes, have a weighted average exercise price of US$3.01 and expire at various dates between October 7, 2010 and May 31, 2011;

      o 177,682 common shares reserved for issuance upon the exercise of directors' deferred share units granted under our directors' deferred share unit and stock plan, which have a fair market value of C$63,965; and

      o in addition to the shares reserved for issuance upon the exercise of directors' deferred share units referred to in the preceding bullet point, 59,505 common shares reserved for future issuance under our directors' deferred share unit and stock plan.

If there are substantial sales of our common shares, the market price of our common shares could decline.

         Sales of substantial numbers of our common shares could cause a decline in the market price of our common shares. Any sales by existing shareholders or holders of options or warrants may have an adverse effect on our ability to raise capital and may adversely affect the market price of our common shares.

We have not paid dividends.

         We have never paid cash dividends on our common shares and do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain our future earnings, if any, to finance further research and the expansion of our business.

It may be difficult to obtain and enforce judgments against the Company because of its Canadian residency.

         We are governed by the laws of Canada. Most of our directors and officers, as well as some of the experts named in this amended and restated short form prospectus, are residents of Canada or other jurisdictions outside of the United States and all or a substantial portion of our assets and the assets of such persons may be located outside of the United States. As a result, it may be difficult for shareholders to effect service of process upon us or such persons within the United States or to realize in the United States on judgments of courts of the United States predicated upon the civil liability provisions of the US federal securities laws or other laws of the United States. In addition, we have been advised by our Canadian counsel that there is doubt as to the enforceability in Canada of liabilities predicated solely upon US federal securities law against us, our directors, controlling persons and officers and the experts named in this amended and restated short form prospectus who are not residents of the United States, in original actions or in actions for enforcements of judgments of US courts.

We have adopted a shareholder rights plan.

         We have adopted a shareholder rights plan. The provisions of such plan could make it more difficult for a third party to acquire a majority of our outstanding common shares, the effect of which may be to deprive our shareholders of a control premium that might otherwise be realized in connection with an acquisition of our common shares. See "Description of Share Capital".

We are likely to be classified as a "passive foreign investment company" for US income tax purposes, which could have significant and adverse tax consequences to US holders.

         We were a passive foreign investment company ("PFIC") in the 2005 taxable year, and we believe there is a significant likelihood that we will be classified as a PFIC in the 2006 taxable year and possibly in subsequent years. Our classification as a PFIC could have significant and adverse tax consequences for US holders of our common shares. It may be possible for US holders to mitigate these consequences by making a so-called "qualified electing fund" election. US investors should read carefully the discussion of PFICs under the caption "Certain Income Tax Considerations--United States Federal Income Taxation--The Passive Foreign Investment Company Rules" in this amended and restated short form prospectus and consult their tax advisers.

                                 USE OF PROCEEDS

         The proceeds from the sale of the registrable common shares which are offered pursuant to this prospectus are solely for the account of the selling shareholders. Accordingly, we will not receive any proceeds from the sale of the registrable common shares by the selling shareholders. We received net proceeds of approximately US$36,800,000 (C$43,233,083, based on the noon nominal exchange rate quoted by the Bank of Canada on October 7, 2005) from the sale of the notes on October 7, 2005.

                                  OUR BUSINESS

         This summary does not contain all the information about Vasogen Inc. that may be important to you. You should read the more detailed information and financial statements and related notes that are incorporated by reference and are considered to be a part of this amended and restated short form prospectus.

         We are focused on the research and commercial development of technologies targeting the treatment of chronic inflammation underlying cardiovascular and neurological disease. The impact of our lead product, the Celacade(TM) technology, on reducing mortality and morbidity in advanced heart failure patients was assessed in the recently completed ACCLAIM trial. We are also developing a new class of drugs for the treatment of neuro-inflammatory and neuro vascular disorders. VP025, which is entering phase II clinical development, is the lead product candidate from this new class of drugs.

Corporate Information

         We were continued under the Canada Business Corporations Act by certificate and articles of continuance dated August 9, 1999. We have two wholly-owned subsidiaries, Vasogen, Corp., incorporated under the laws of the state of Delaware, and Vasogen Ireland Limited, incorporated under the laws of the Republic of Ireland. Vasogen Ireland Limited owns our intellectual property related to our products and technologies.

         Our head office and principal place of business is located at 2505 Meadowvale Boulevard, Mississauga, Ontario L5N 5S2, and our telephone number is
(905) 817-2000. Our website is http://www.vasogen.com. Any information contained on our website is not, and will be deemed not to be, incorporated herein by reference.

Recent Developments

         On May 2, 2006, we announced that preclinical findings from our VP025 drug development program demonstrated a significant reduction of several pro-inflammatory cytokines in a preclinical model of diabetes and diabetic retinopathy, a common complication of diabetes that eventually results in the loss of vision. Dr. Kyle Krady, Assistant Professor of Neural and Behavioral Sciences, Penn State College of Medicine, presented the findings on May 1 at the Scientific Sessions of the Association for Research in Vision and Ophthalmology Annual Meeting in Florida.

         On June 26, 2006 we announced the initial results from the 2,414-patient phase III ACCLAIM trial of Celacade(TM) technology in advanced chronic heart failure. While the ACCLAIM study did not reach the primary endpoint of significantly reducing the risk of death and cardiovascular hospitalization in the total patient population, this endpoint was met for a large pre-specified subgroup of 692 patients with New York Heart Association
(NYHA) Class II chronic heart failure. In the study, NYHA Class II heart failure patients receiving Celacade therapy had a 39.1% reduction (p=0.0003) in their risk of death and cardiovascular hospitalization, compared to placebo. The Class II heart failure patients comprised 29% of the trial's total population and experienced 26%, or 216, of the primary endpoint events, indicating a similar event risk profile to the NYHA Class III & IV patients in the study.

         We are continuing our analysis of the ACCLAIM data and we expect additional findings to be presented at the World Congress of Cardiology ("WCC") 2006, being held in Barcelona, Spain from September 2 to 6, 2006 and at the 10th Annual Scientific Meeting of the Heart Failure Society of America ("HFSA") being held in Seattle, Washington, from September 10 to 13, 2006. The WCC 2006, which brings together the XVth World Congress of Cardiology of the World Heart Federation and the 2006 Congress of the European Society of Cardiology, is the largest medical meeting in Europe. The Annual Scientific Meeting of the HFSA is the largest meeting in North America of scientists and healthcare professionals devoted to heart failure research.

         On August 11, 2006, we announced that we had received a letter from the Listing Qualifications Department of The NASDAQ Stock Market stating that for the last 30 consecutive business days, the bid price of our common shares has closed below the minimum bid price of $1.00 per share requirement for continued inclusion under Marketplace Rule 4450(a)(5) (the "Minimum Bid Price Rule"). It is NASDAQ's practice to issue a letter when a listed company does not meet the minimum bid price requirement. Under the rules of the NASDAQ, Vasogen will be provided six months (180 calendar days), or until February 5, 2007, to regain compliance with the bid price requirement.

         Based on NASDAQ Marketplace rules, if, at anytime before February 5, 2007, the bid price of our common shares closes at $1.00 per share or more for a minimum of 10 consecutive business days, the Company will regain compliance with such rules.

         The letter also indicated that, if compliance with the Minimum Bid Price Rule is not regained by February 5, 2007, the NASDAQ staff will provide written notification that our common shares will be delisted, and at that time, we may appeal the staff's determination to a Listing Qualifications Panel. Alternatively, at that time, we may apply to transfer our common stock to The NASDAQ Capital Market if we satisfy the requirements for initial inclusion on The NASDAQ Capital Market, other than the Minimum Bid Price Rule. If the application is approved, we will be afforded the remainder of The NASDAQ Capital Market's additional 180-day compliance period to regain compliance with the Minimum Bid Price Rule while on The NASDAQ Capital Market.

                              SELLING SHAREHOLDERS

         The common shares being offered by the selling shareholders reflect common shares that have been issued, and those that are issuable, upon conversion or repayment of the notes which were issued by Vasogen Ireland Limited and upon the exercise of the warrants during the period that this prospectus, including any amendments thereto, remains valid. For a description of the notes, see "Description of the Notes". For a description of the warrants, see "Description of the Warrants". For a description of our common shares, see "Description of Share Capital". Subject to certain limitations, under the registration rights agreement between the selling shareholders and us, we have agreed to bear substantially all the fees and expenses in connection with the registration and sale of the registrable common shares by the selling shareholders. We are registering (for the purposes of applicable Ontario securities laws, qualifying) the registrable common shares in order to permit the selling shareholders to offer the registrable common shares for resale from time to time. Except for the ownership of the notes of our subsidiary, the common shares and the warrants, the selling shareholders have not had any material relationship with us within the past three years.

         The selling shareholders may include transferees of the notes or the warrants. In the event that a selling shareholder is a transferee of such securities, all required information relating to such selling shareholder will be included in a prospectus supplement or amendment. All of the selling shareholders are incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or reside outside of Canada. Although each of the selling shareholders with the exception of Amatis Limited has appointed Vasogen Inc. at 2505 Meadowvale Boulevard, Mississauga, Ontario L5N 5S2, as its agent for service of process in the Province of Ontario, it may not be possible for investors to collect from the selling shareholders judgments obtained in Canadian courts predicated on the civil liability provisions of securities legislation. Although Amatis Limited has appointed Amaranth Advisors (Canada) ULC at Canada Trust Center, 161 Bay Street, Suite 3160, Toronto, Ontario M5J 2S1, as its agent for service of process in the Province of Ontario, it may not be possible for investors to collect from Amatis Limited judgments obtained in Canadian courts predicated on the civil liability provisions of securities legislation. In the event that the notes or the warrants are transferred to a transferee who is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada, such transferee, as a selling shareholder will be required to appoint Vasogen Inc. at 2505 Meadowvale Boulevard, Mississauga, Ontario L5N 5S2, or another person based in Ontario, as its agent for service of process in the Province of Ontario.

         The table below lists, in the first column, the selling shareholders. The second column lists the number of common shares beneficially owned by each selling shareholder, including common shares based on its ownership of the remaining US$14.8 million convertible notes and warrants outstanding, as of August 1, 2006, assuming conversion of all convertible notes at US$3.00 and exercise of the warrants held by the selling shareholders on that date (without regard to any limitations on conversions or exercise). The third column lists the number of common shares being offered by each selling shareholder pursuant to the offering, based on the selling shareholder's proportionate holdings of the aggregate notes and warrants outstanding. The fourth column assumes the sale of all of the common shares offered by the selling shareholders pursuant to this prospectus.

         In accordance with the terms of the registration rights agreement, this prospectus is required to cover the resale of the sum of (i) the number of common shares issuable upon conversion of the outstanding principal amount of the notes at a conversion price of US$3.00 per common share and (ii) the number of common shares issuable upon exercise of the warrants. Because the conversion price of the convertible notes may be adjusted and the exercise price of the warrants may be adjusted and we may elect to repay the notes in cash, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. Under the terms of the convertible notes and the warrants, a selling shareholder may not convert the convertible notes or exercise the warrants to the extent such conversion or exercise would cause such selling shareholder, together with its affiliates and joint actors, to beneficially own a number of common shares which would exceed 9.99% of our then outstanding common shares following such conversion or exercise, excluding for purposes of such determination common shares issuable upon conversion of the notes which have not been converted and upon exercise of the warrants which have not been exercised. The numbers of shares in the second and third columns do not reflect this limitation. The selling shareholders may sell all, some or none of their shares in this offering. See "Plan of Distribution".

----------------------------------------------------------------------------------------------------------
                                          Number of Common                          Common Shares Owned
                                          Shares Owned as    Number of Common      After the Offering(4)
                Name of                          at            Shares Being    ---------------------------
         Selling Shareholder(1)          August 1, 2006(2)      Offered(3)         Number          %
----------------------------------------------------------------------------------------------------------
Kings Road Investments Ltd.(5)               4,145,086          22,687,500            nil         0.00
----------------------------------------------------------------------------------------------------------
Amatis Limited (6)                           2,009,739          11,000,000            nil         0.00
----------------------------------------------------------------------------------------------------------
Castlerigg Master Investments Ltd. (7)       2,647,077          11,000,000            nil         0.00
----------------------------------------------------------------------------------------------------------
Capital Ventures International(8)            1,168,655          6,187,500             nil         0.00
----------------------------------------------------------------------------------------------------------
Smithfield Fiduciary LLC(9)                  1,190,973          4,125,000             nil         0.00
----------------------------------------------------------------------------------------------------------

(1)  Held of record and beneficially owned, unless otherwise indicated.
(2) Reflects the number of common shares beneficially owned by each selling shareholder, including common shares based on its ownership of the convertible notes and warrants, as of August 1, 2006, assuming conversion of all convertible notes at US$3.00 and exercise of the warrants held by the selling shareholders on that date (without regard to any limitations on conversions or exercise).
(3) The number of common shares being offered consists of the selling shareholder's portion of the 55,000,000 common shares being offered pursuant to this prospectus. The portion of the common shares attributed to each selling shareholder is equal to the proportion of the notes held by each selling shareholder.

(4) We do not know when or in what amounts the selling shareholders may offer for sale the common shares pursuant to this offering. The selling shareholders may choose not to sell any of the shares offered by this prospectus. Because the selling shareholders may offer all or some of the common shares pursuant to this offering, and because there are currently no agreements, arrangements or undertakings with respect to the sale of any of the common shares, we cannot estimate the number of common shares that the selling shareholders will hold after completion of the offering. For purposes of this table, we have assumed that the selling shareholders will have sold all of the common shares covered by this prospectus upon the completion of the offering and will not, other than pursuant to the terms of the notes, have acquired additional common shares of Vasogen Inc.
(5) Kings Road Investments Ltd. ("Kings Road") is a wholly-owned subsidiary of Polygon Global Opportunities Master Fund ("Master Fund"). Polygon Investment Partners LLP and Polygon Investment Partners LP (the "Investment Managers"), Polygon Investments Ltd. (the "Manager"), the Master Fund, Alexander Jackson, Reade Griffith and Paddy Dear share voting and dispositive power of the securities held by Kings Road. The Investment Managers, the Manager, Alexander Jackson, Reade Griffith and Paddy Dear disclaim beneficial ownership of the securities held by Kings Road. The common shares listed in column 2 (other than the unissued common shares underlying the notes and the warrants) are beneficially owned by Kings Road Investments Ltd. The registered holder is UBS Securities LLC f/b/o Kings Road Investments Ltd. The common shares listed in column 3 include common shares held by Kings Road as of August 1, 2006, common shares which have been sold by Kings Road since the date of the Original Prospectus, and common shares which may be issued to Kings Road in the future pursuant to the terms of the notes.
(6) Amatis Limited has indicated to us that it may be deemed to be an affiliate of each of Amaranth Securities L.L.C. and Amaranth Global Securities Inc., each of which are registered as a broker-dealer. Neither of such broker-dealers, however, is authorized by the National Association of Securities Dealers Inc. (the "NASD") to engage in securities offerings either as an underwriter or as a selling group participant and neither of such broker-dealers actually engages in any such activity. Amaranth Advisors L.L.C., the Trading Advisor for Amatis Limited, exercises dispositive powers with respect to the notes, and voting and/or dispositive power with respect to the common shares underlying the notes. Nicholas M. Maounis is the managing member of Amaranth Advisors L.L.C. Each of Mr. Maounis and Amaranth Advisors L.L.C. disclaim beneficial ownership of the common shares beneficially owned by Amatis Limited, except to the extent of their pecuniary interests therein. The common shares listed in column 2 (other than the unissued common shares underlying the notes and the warrants) are beneficially owned by Amatis Limited. The common shares listed in column 3 include common shares held by Amatis Limited as of August 1, 2006, common shares which have been sold by Amatis Limited since the date of the Original Prospectus, and common shares which may be issued to Amatis Limited in the future pursuant to the terms of the notes.
(7) Sandell Asset Management Corp. ("SAMC") is the investment manager of Castlerigg Master Investments Ltd. ("Master"). Thomas Sandell is the controlling person of SAMC and may be deemed to share beneficial ownership of the shares beneficially owned by Master. Castlerigg International Ltd. ("Castlerigg International") is the controlling shareholder of Castlerigg International Holdings Limited ("Holdings"). Holdings is the controlling shareholder of Master. Each of Holdings and Castlerigg International may be deemed to share beneficial ownership of the shares beneficially owned by Castlerigg Master Investments. The business address of each of these entities is as follows: c/o Sandell Asset Management Corp., 40 West 57th Street, New York, NY 10019, tel. 212.603.5700, fax 212.603.5710. SAMC, Mr.
     Sandell, Holdings and Castlerigg International each disclaims beneficial ownership of the securities with respect to which indirect beneficial ownership is described. The common shares listed in column 2 (other than the unissued common shares underlying the notes and the warrants) are beneficially owned by Master. The common shares listed in column 3 include common shares held by Master as of August 1, 2006, common shares which have been sold by Master since the date of the Original Prospectus, and common shares which may be issued to Master in the future pursuant to the terms of the notes. Certain common shares beneficially owned by Master may be registered in the name of its broker for the benefit of Master.
(8) Capital Ventures International is affiliated with one or more registered broker dealers. Capital Ventures International purchased the common shares being registered hereunder in the ordinary course of business and had no prior arrangement with any other person to distribute such shares. Heights Capital Management, Inc., the authorized agent of Capital Ventures International, has discretionary authority to vote and dispose of the shares held by Capital Ventures International and may be deemed to be the beneficial owner of these shares. The common shares listed in column 2 (other than the unissued common shares underlying the notes and the warrants) are beneficially owned by Capital Ventures International. The common shares listed in column 3 include common shares held by Capital Ventures International as of August 1, 2006, common shares which have been sold by Capital Ventures International since the date of the Original Prospectus, and common shares which may be issued to Capital Ventures International in the future pursuant to the terms of the notes.
(9) Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC and consequently has voting control and investment discretion over securities held by Smithfield. Glenn Dubin and Henry Swieca control Highbridge. Each of Highbridge, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Smithfield. The common shares listed in column 2 (other than the unissued common shares underlying the notes and the warrants) are beneficially owned by Smithfield Fiduciary LLC. The common shares listed in column 3 include common shares held by Smithfield Fiduciary LLC as of August 1, 2006, common shares which have been sold by Smithfield Fiduciary LLC since the date of the Original Prospectus, and common shares which may be issued to Smithfield Fiduciary LLC in the future pursuant to the terms of the notes.

                                 CAPITALIZATION

         As this amended and restated short form prospectus registers or qualifies the periodic resale of our common shares, no proceeds will be received by the Company in connection therewith.

         Our consolidated capitalization as at May 31, 2006 is set out in our unaudited interim consolidated financial statements as at May 31, 2006 and for the three-month and six-month periods ended May 31, 2006 incorporated by reference herein.

         As at May 31, 2006, the outstanding principal amount and the carrying value of the notes were C$25.1 million (US$22.8 million) and C$20.8 million (US$18.9 million), respectively. During the period from June 1, 2006 to July 31, 2006, we issued 251,421 common shares for the June 1, 2006 twelve-day market price adjustment and issued 5,251,825 common shares having an aggregate fair value of C$2.2 million (US$1.8 million) for the July 1, 2006 instalment principal payment. In addition, we applied the advance payment of common shares made on May 26, 2006 to settle the June 1, 2006 instalment and acceleration principal payment of C$5.2 million (US$4.6 million). We recorded accretion expense of C$1.2 million during this period and recognized an aggregate loss of C$1.4 million on the extinguishment of the related principal portion of the notes. Accordingly, as at July 31, 2006, the outstanding principal amount and the carrying value of the notes were C$18.4 million (US$16.3 million) and C$15.9 million (US$14.1 million), respectively. In July 2006, in connection with the August 1, 2006 instalment principal payment on the notes, we paid cash consideration of C$1.7 million (US$1.5 million) in advance of the August 1, 2006 instalment date. Accordingly, as at August 1, 2006, the outstanding principal amount of the notes was C$16.7 million (US$14.8 million).

         As at May 31, 2006, the carrying value of the equity component of the notes was C$4.5 million. As a result of the payments noted above, the equity component of the notes was reduced by C$1.2 million with an equivalent increase to contributed surplus. As at July 31, 2006, the carrying value of the equity component of the notes was C$3.3 million.

         As at May 31, 2006, our share capital was C$313.1 million and we had 90,701,523 common shares issued and outstanding. As at July 31, 2006, our share capital was C$320.6 million and we had 96,217,581 common shares issued and outstanding. The change resulted from the settlement of instalment and acceleration principal repayments described above and the issuance of 12,812 common shares with a fair value of C$27,930 for deferred share units that were exercised during the period. No additional material activity has occurred from July 31, 2006 through to the date of this prospectus.

         As at May 31, 2006, we had 5,489,000 warrants outstanding with a carrying value of C$7.0 million. For the period from June 1, 2006 to July 31, 2006, we issued 606,666 acceleration warrants with a fair value of C$0.7 million and 360,000 warrants expired. The carrying value of the outstanding 5,735,237 warrants was C$7.7 million as at July 31, 2006. No additional material activity has occurred from July 31, 2006 through to the date of this prospectus.

         As at May 31, 2006, we had 5,847,412 options outstanding with a carrying value of C$10.0 million. For the period from June 1, 2006 to July 31, 2006 we issued 800,750 options and 221,612 options expired or were cancelled. As at July 31, 2006, there were 6,426,550 options outstanding. No additional material activity has occurred from July 31, 2006 through to the date of this prospectus.

         The principal amount of the notes is repayable in monthly instalments in cash or, at Vasogen Ireland Limited's election and subject to the satisfaction of certain conditions, by the issuance of common shares of Vasogen Inc. As at August 1, 2006, the principal amount outstanding on the notes was C$16.7 million (US$14.8 million) and the maturity date is May 1, 2007 (which has been accelerated from the original maturity date of October 7, 2007). From the date of issuance of the notes to August 1, 2006, we have issued 14.7 million common shares in connection with the repayment of the principal amount thereof, and 5.1 million warrants in connection with the terms of the notes. We may issue additional common shares in the future to repay any outstanding principal amount on the notes. The number of common shares that may be issued from time to time is dependant upon the election of Vasogen Ireland Limited to pay instalments in any combination of cash or common shares of Vasogen Inc. and, if an election is made to pay in common shares, the market price of our common shares at the time the instalment payment is made. The carrying amount of the notes at the time of each such issuance will be transferred to share capital at that time. If the stock price remains below US$1.00 per share, under the current terms of the notes, we will be unable to make any further acceleration payments on the notes.

         The terms of the notes are more fully described under "Description of the Notes" and the terms of the warrants are more fully described under "Description of the Warrants". Our accounting policy in accordance with Canadian generally accepted accounting principles with respect to the notes is more fully described in note 8 of our audited consolidated financial statements as at November 30, 2005 and 2004 and for each of the years in the three-year period ended November 30, 2005 and for the period from December 1, 1987 to November 30, 2005 and in note 6 to our unaudited interim consolidated financial statements as at May 31, 2006 and for the three-month and six-month periods ended May 31, 2006 incorporated by reference in this prospectus.

         Differences in our accounting policies between Canadian and United States generally accepted accounting principles as they relate to the notes and shareholders' equity included in our capitalization are set out in note 18 to our annual consolidated financial statements and note 13 to our unaudited interim consolidated financial statements incorporated by reference in this prospectus.

                            DESCRIPTION OF THE NOTES

         The notes were issued on October 7, 2005 by our wholly-owned Irish subsidiary, Vasogen Ireland Limited, and guaranteed by us as well as by our wholly-owned United States subsidiary, Vasogen, Corp. Interest at 6.45% will be paid in cash only. The notes are unsecured. We have obtained an irrevocable letter of credit in the amount of US$10 million in favour of the noteholders. Upon an event of default under the notes, noteholders may draw against the letter of credit. In the event that the aggregate principal amount of the notes that is converted, redeemed or repaid is in excess of US$23 million, then the amount of the letter of credit shall also be reduced by an amount equal one-half of the difference between US$17 million and the aggregate principal amount of the notes then outstanding. Commencing on September 1, 2006 until the notes are no longer outstanding, we must maintain a net cash balance of 110% of the principal outstanding under the notes. Vasogen Ireland Limited began to repay the principal amount of the notes in equal monthly instalments in December 2005. If an event of default should occur, as defined under the notes, the notes shall bear interest at a rate of 12.0% per annum until such default is cured. In addition, if an event of default should occur, noteholders will be entitled to require the redemption of their notes, in whole or in part, at a price determined according to a formula under the notes. The notes are convertible by their holders into common shares at US$3.00 per share, subject to adjustment. In the event that a noteholder elects to convert their notes, in whole or in part, into common shares and we are unable to issue the required number of common shares due to an insufficient number of common shares being covered under this prospectus or any amendments thereto, then we shall be required to make a cash payment to such electing noteholders, and such cash payment shall be in an amount that is at a premium to the value of the common shares that would have otherwise been issued. The principal amount of the notes is repayable in monthly instalments in cash or, at Vasogen Ireland Limited's election and subject to the satisfaction of certain conditions, by the issuance of common shares. If the notes are repaid by the issuance of common shares, the common shares will be issued at a 5% discount to the arithmetic average of the weighted average price of the common shares during each of the twelve consecutive trading days preceding the time of issuance (the "twelve-day market price"), or, in the event that the common shares have a twelve-day market price of less than US$1.00, then the common shares will be issued at a 10% discount to the twelve-day market price. Our option to issue common shares at either discount rate to repay the notes is contingent on the condition that the aggregate number of common shares issued at a discount to the market price with respect to the notes and the warrants cannot exceed 25,000,000 common shares, representing approximately 25% of the issued common share capital as calculated on an undiluted basis prior to the issuance of the notes. If this condition is not met then any common shares being issued that would exceed the 25% limit will be issued at the arithmetic average of the weighted average price of the common shares during each of the five consecutive trading days preceding the date of issuance and will not be subject to any discount.

         Vasogen Ireland Limited also has, subject to certain conditions, the option to accelerate the repayment of the notes, in which case we are then required to issue acceleration warrants to the noteholders. See "Description of the Warrants".

                           DESCRIPTION OF THE WARRANTS

         In connection with the private placement of the notes on October 7, 2005, we issued 3,333,334 initial warrants to those investors who subscribed for the notes entitling each holder to acquire pro rata that number of common shares equal to 25% of the total number of shares that may be issued on conversion by the holder of the notes. Each initial warrant entitles the holder to purchase one common share at an exercise price of US$3.00, subject to adjustment. In the event that a warrant holder exercises their warrants, in whole or in part, and we are unable to issue the required number of common shares due to an insufficient number of common shares being covered under this prospectus or any amendments thereto, then we shall be required to make a cash payment to such exercising warrant holders, and such cash payment shall be in an amount that is at a premium to the value of the common shares that would have otherwise been issued. The initial warrants have a five year term. As at August 1, 2006, the initial warrants were still outstanding.

         Acceleration warrants shall be issued in the event that Vasogen Ireland Limited elects to accelerate the repayment of the notes. If Vasogen Ireland Limited elects to accelerate repayment, we are obligated, subject to regulatory compliance, to issue warrants generally having an exercise price equal to US$3.00, subject to adjustment, and a five year term commencing upon the date of issuance. The number of warrants to be issued upon Vasogen Ireland Limited's election to accelerate repayment of the notes shall be that number of warrants sufficient to entitle the holder to acquire that number of common shares equal to 65% of the number obtained when the accelerated amount being repaid is divided by US$3.00, subject to adjustment. We elected to make a US$1.8 million acceleration payment with each of the March, April and May 2006 instalment payments to the noteholders and a US$2.8 million acceleration payment for the June 2006 instalment. In respect of the March 1, 2006, acceleration payment, we issued an additional 390,000 warrants exercisable at US$3.11 for a term of five years from the date of issue, and in respect of each of the April 1 and May 1, 2006 acceleration payments, we issued an additional 390,000 warrants exercisable at US$3.00 for a term of five years from the date of issue. In respect of the June 1, 2006, acceleration payment, we issued an additional 606,666 warrants exercisable at US$3.00 for a term of five years from the date of issue.

                          DESCRIPTION OF SHARE CAPITAL

         Our authorized share capital consists of an unlimited number of common shares, all without nominal or par value. As at July 31, 2006, 96,217,581 common shares were issued and outstanding (excluding any common shares issuable upon the exercise of outstanding warrants, options granted under our stock option plans and deferred share units granted under our directors' deferred share unit and stock plan).

         Common Shares. Each common share entitles the holder thereof to one vote at any meeting of the shareholders of the Company. The common shares are entitled to receive, as and when declared by our board of directors, dividends in such amounts as shall be determined by our board of directors. The holders of common shares have the right to receive the remaining property of the Company in the event of liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary.

         Warrants. At July 31, 2006, warrants to purchase 5,735,237 common shares were outstanding. These outstanding warrants are held by Quest Diagnostics Incorporated and certain of the selling shareholders. Of these warrants, 625,237 were issued prior to the issuance of the notes, are exercisable at a price of C$12.73 per share and expire on November 6, 2006. The remaining 5,110,000 warrants, which were issued in connection with the notes, have a weighted average exercise price of US$3.01 and expire at various dates between October 7, 2010 and May 31, 2011.

         Options. At July 31, 2006, there were 6,426,550 common shares issuable upon the exercise of outstanding options granted under our stock option plans, which have a weighted average exercise price of C$3.97 per common share and up to 3,338,916 additional common shares were reserved for issuance under our stock option plans.

         Directors' Deferred Share Units. At July 31, 2006, there were 177,682 common shares issuable upon the exercise of outstanding deferred share units granted under our directors' deferred share unit and stock plan, which have a fair market value of C$63,965 and up to 59,505 additional common shares were reserved for issuance under our directors' deferred share unit and stock plan.

         Shareholder Rights Plan. We adopted, effective November 22, 2000, a shareholder rights plan which was subsequently amended on May 7, 2003 and on March 22, 2006. Unless otherwise extended with the approval of our shareholders, the rights plan and the rights issued thereunder will expire at the close of our annual meeting of shareholders to be held in 2009, unless the rights are terminated, redeemed, or exchanged earlier by our board of directors.

                        CERTAIN INCOME TAX CONSIDERATIONS

United States Federal Income Taxation

--------------------------------------------------------------------------------
IRS Circular 230 disclosure: To ensure compliance with Internal Revenue Service
---------------------------
Circular 230, you are hereby notified that: (a) any discussion of federal tax issues in this offering memorandum is not intended or written to be relied upon, and cannot be relied upon by holders of notes, for the purpose of avoiding penalties that may be imposed on holders of notes under the Internal Revenue Code; (b) such discussion is written in connection with the promotion or marketing of the transactions or matters addressed herein; and (c) each holder of notes should seek advice based on its particular circumstances from an independent tax advisor.
--------------------------------------------------------------------------------

         The following discussion is a summary of the material U.S. federal income tax consequences relating to the acquisition, ownership and disposition of common shares that are acquired in this offering. Except where otherwise stated, this discussion only applies to "U.S. Holders" (as defined below). This discussion only applies to holders who hold common shares as "capital assets" within the meaning of Section 1221 of the United States Internal Revenue Code of 1986, as amended ("the Code"). This discussion assumes that we are not a "controlled foreign corporation" for U.S. federal income tax purposes. This discussion is intended for general information only and does not discuss all of the tax consequences that may be relevant to the particular circumstances of a holder. Furthermore, the discussion does not address special situations that may apply to particular U.S. Holders including, but not limited to, holders subject to the U.S. federal alternative minimum tax, U.S. expatriates, dealers in securities, private foundations, traders in securities who elect to apply a mark-to-market method of accounting, financial institutions, banks, insurance companies, regulated investment companies, partnerships or other pass-through entities, U.S. Holders who own (directly, indirectly or by attribution) 10 per cent or more of the total combined voting power of all classes of our stock entitled to vote, U.S. Holders whose "functional currency" is not the U.S. dollar and persons who hold common shares in connection with a "straddle", "hedging", "conversion" or other risk reduction transaction. The following discussion also does not apply to tax-exempt entities except to the extent that certain matters are specifically addressed. This discussion does not address the tax consequences to U.S. Holders of common shares under any state, local, foreign and other tax laws and does not address any aspect of U.S. federal tax law other than income taxation. This discussion does not apply to non-U.S. Holders except to the extent that certain matters are specifically addressed.

         The U.S. federal income tax consequences set forth below are based upon the Code, existing and proposed Treasury regulations promulgated thereunder, court decisions, revenue rulings and administrative pronouncements of the Internal Revenue Service (the "IRS"), all as in effect on the date hereof and all of which are subject to change or changes in interpretation. Prospective investors should particularly note that any such change or changes in interpretation could have retroactive effect so as to result in U.S. federal income tax consequences different from those discussed below. No advance income tax ruling has been or will be sought or obtained from the IRS with respect to the tax consequences described below and, as a result, there can be no assurance that the IRS will take a similar view as to any of the tax consequences described in the summary.

         As discussed in more detail below, we were a passive foreign investment company ("PFIC") for our taxable year ended November 30, 2005 and earlier years and we believe that we may continue to be a PFIC with respect to the 2006 taxable year and potentially with respect to future years. If we are a PFIC, U.S. Holders of common shares will be subject to certain adverse tax rules (the "PFIC rules"), which are described below. A U.S. Holder who is exempt from U.S. federal income taxation will only be subject to the PFIC rules in the limited circumstances set out below (See "Tax Exempt Holders" below). The PFIC rules are extremely complex, and prospective investors are urged to consult their own tax advisers regarding the potential consequences to them of us being classified as a PFIC.

         As used herein, the term "U.S. Holder" means a beneficial owner of common shares that is for U.S. federal income tax purposes:

      o  an individual who is a citizen or resident of the United States;

      o a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof (including the District of Columbia);

      o an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

      o a trust, if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all of the substantial decisions of the trust, or (B) the trust has validly made an election to be treated as a U.S. person under the applicable Treasury regulations.

         If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is the holder of common shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. A holder of common shares that is a partnership and partners in such partnership should consult their own tax advisers regarding the U.S. federal income tax consequences of holding and disposing of common shares.

         Prospective investors are urged to consult their own tax advisers with respect to the particular tax consequences to them of the purchase, ownership and disposition of common shares, including the tax consequences under any state, local, foreign and other tax laws.

         The Passive Foreign Investment Company Rules

         Classification as a PFIC

         Special adverse U.S. federal income tax rules apply to U.S. Holders directly or indirectly owning shares of a PFIC. However, it may be possible to mitigate these consequences by making a so-called Qualified Electing Fund election ("QEF election", in respect of which, see below). A U.S. Holder who is exempt from U.S. federal income taxation will only be subject to the PFIC rules in the limited circumstances set out below (See "Tax Exempt Holders" below).

         A non-U.S. corporation generally will be classified as a PFIC for U.S. federal income tax purposes in any taxable year in which, either:

      o at least 75% of its gross income is "passive income" (referred to as the "income test"); or
      o on average at least 50% of the gross value of its assets is attributable to assets that produce passive income or are held for the production of passive income (referred to as the "asset test").

         For purposes of the income test and the asset test, if a non-U.S. corporation owns directly or indirectly at least 25% (by value) of the stock of another corporation (a "25% related corporation"), the Non-U.S. corporation will be treated as if it held its proportionate share of the assets of the 25% related corporation and received directly its proportionate share of the income of that 25% related corporation. For this purpose, passive income generally includes, among other items, dividends, interest, rents, royalties and gains from the disposition of assets that give rise to passive income. However, for the purposes of the income test and the asset test, if a non-U.S. corporation owns directly or indirectly more than 50% of the voting power or value of stock of another corporation (a "50% related corporation") passive income does not include any income that is interest, a dividend or a rent or royalty, which is received or accrued from a 50% related corporation to the extent that amount is properly allocable to the income of the 50% related corporation that is not passive income.

         PFIC status will be determined on an annual basis at the close of each of our taxable years and will depend on the composition of our income and assets (and those of our related corporations) and the nature of our activities (and those of our related corporations) from time to time. As a result of earning passive income from investments prior to our receipt of other business revenues, we were a PFIC for our taxable year ended November 30, 2005 and earlier years, and it is possible that we will continue to be a PFIC with respect to the 2006 taxable year, and potentially with respect to future years.

         If we are classified as a PFIC for any taxable year during any part of which a U.S. Holder owns common shares, the U.S. Holder will, generally, be required to continue to treat us as a PFIC for the remainder of the U.S. Holder's holding period of such stock even if we cease to be a PFIC in a future year (this is commonly referred to as the "once a PFIC, always a PFIC" rule) unless such U.S. Holder has made (i) an effective QEF election or mark-to-market election with respect to the common shares (each as discussed below), or (ii) a deemed sale election with respect to the common shares on our ceasing to be a PFIC. Under a deemed sale election on us ceasing to be a PFIC, a U.S. Holder would recognize any gain on the common shares as if the common shares were sold at their fair market value at the last day of the last taxable year during which we were a PFIC ("the termination date"). Any gain recognized on the deemed sale would be treated as an "excess distribution" (in respect of which, see below). In this situation a U.S. Holder that recognizes gain on the deemed sale would increase its adjusted tax basis in the common shares by the amount of gain recognized. For purposes of the PFIC rules, an electing U.S. Holder would treat the holding period for the common shares as beginning on the day following the termination date. For other Code purposes, the holding period would include the period before the deemed sale.

         We intend to make available to U.S. Holders information as to our PFIC status and the PFIC status of any lower-tier non-U.S. subsidiary for any taxable year.

         In the absence of any election, a U.S. Holder of stock in a PFIC will be taxed under the generally unfavourable rules described below, including loss of favourable capital gains rates and the imposition of an interest charge, that apply if the U.S. Holder recognizes gain on the sale or other disposition of the PFIC stock or receives certain distributions with respect to the stock (see "-- Consequences of PFIC Status -- Tax Treatment of Excess Distributions"). U.S. Holders may avoid most of these consequences by making a QEF election with respect to us, which will have the consequences described in "-- Qualified Electing Fund Election". As an alternative to making a QEF election, it may also be possible to avoid the "excess distribution rules" by making a "Mark-to Market election", which will have the consequences described in "-- Mark-to-Market Election".

         Consequences of PFIC Status

         If we are treated as a PFIC for any taxable year during any part of which a U.S. Holder owns common shares, the U.S. Holder generally will be subject to a special tax regime in respect of "excess distributions" relating to such common shares. Excess distributions generally will include the gross amount of dividends or other distributions on the common shares in any taxable year to the extent the amount of such distributions exceeds 125 percent of the average distributions for the three preceding years or, if shorter, the holder's holding period. However, the amount of excess distributions will be zero for the taxable year in which the holder's holding period begins. In addition, gain on a sale or other disposition of common shares generally will be treated as an excess distribution. For this purpose, certain transfers of common shares that otherwise would qualify as tax free will be treated as taxable dispositions.

         As discussed in more detail below under "Qualified Electing Fund Election" and "Mark-to-Market Election", there are two alternative taxation regimes for PFICs that may be elected by U.S. Holders in respect of their common shares, subject to certain conditions.

         Tax Treatment of Excess Distributions

         Under the PFIC rules, a U.S. Holder will be required to allocate any excess distributions with respect to common shares to each day during the U.S. Holder's holding period for the common shares on a straight line basis. Any portion of the excess distribution that is allocable to the current year will be included in the U.S. Holder's gross income for the current year as ordinary income. Any portion of the excess distribution that is allocable to any other year will be taxable at the highest rate of taxation applicable to ordinary income for that year, without regard to the U.S. Holder's other items of income and loss for such year; and this tax will be increased by an interest charge computed by reference to the periods to which the tax is allocable and based on the rates generally applicable to underpayments of tax. Any such interest charge generally will be non-deductible interest expense for individual taxpayers. Accordingly, the PFIC rules effectively have no impact for U.S Holders who purchase and sell their common stock within the same taxable year, other than treating any gain recognized upon disposition as "ordinary income" rather than short term capital gain.

         Tax Exempt Holders

         Distributions with respect to ordinary shares, and gain realized from a sale of ordinary shares, held by a U.S. Holder that is exempt from U.S. federal income taxation will not be subject to tax as an "excess distribution" unless a dividend with respect to our ordinary shares would be taxable to the tax exempt U.S. Holder under the rules relating to unrelated business taxable income. Tax exempt holders are urged to consult their own tax advisor regarding the consequences to them of us being classified as a PFIC.

         Non-U.S. Holders

         For the purposes of this section, the term Non-U.S. Holder means:

      o an individual who is neither a citizen nor a resident alien of the United States for U.S. federal income tax purposes and is not subject to the special rules attributable to U.S. expatriates;

      o an entity classified as a corporation for U.S. federal income tax purposes that is neither created nor organized in or under the laws of the United States or any state thereof (including the District of Columbia), is not otherwise treated as a U.S. corporation for U.S. federal income tax purposes and is not a controlled foreign corporation for U.S. federal income tax purposes; and

      o  a trust or estate which is not a U.S. Holder (as defined above).

         A Non-U.S. Holder who is not engaged in the conduct of a trade or business in the United States will not be subject to the PFIC rules with respect to distributions on common shares held by it and gain realized from a sale of common shares held by it. However, the PFIC rules may apply to any direct or indirect interest holder or beneficiary of such Non-U.S. Holder where that interest holder is not itself a Non-U.S. Holder. Any Non-U.S. Holder with such direct or indirect interest holders or beneficiaries should consult with tax advisers with respect to the impact of the PFIC rules on such interest holders.

         If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is the holder of common shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. A holder of common shares that is a partnership and partners in such partnership should consult their own tax advisers regarding the U.S. federal income tax consequences of holding and disposing of common shares.

         Lower-Tier PFICs

         If we are a PFIC and if one or more of our non-U.S. corporate subsidiaries were treated as a PFIC ("lower-tier PFICs"), U.S. Holders of common shares would be considered to own, and also would be subject to the PFIC rules with respect to, their proportionate share of the lower-tier PFIC stock that we own, regardless of the percentage of their ownership in us. In such circumstances a U.S. Holder of common shares could elect an alternative taxation regime in respect of its indirect ownership interest in a lower-tier PFIC, subject to certain conditions. See "Taxation of U.S. Holders of Common Shares--Lower-Tier PFICs."

         Taxation of U.S. Holders of Common Shares

         Taxation of Dividends

         If we were to make a distribution on the common shares, and if a U.S. Holder's holding period for its common shares includes any portion of a taxable year for which we were a PFIC (and provided that no deemed sale election was made by the U.S. Holder on our ceasing to be a PFIC), a portion of the distribution payable to the U.S. Holder will (subject to the definition of "excess distribution", as set out above) be subject to tax as an "excess distribution" under the PFIC rules, unless the U.S. Holder makes an "effective" QEF election or mark-to-market election (described below) in respect of its common shares.

         Apart from any portion of a distribution that constitutes an "excess distribution", distributions paid by us will be taxable as ordinary foreign source dividend income upon receipt to the extent of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. In the event that the distributions on our common shares exceed the amount of our current and accumulated earnings and profits, the excess will be treated first as a non-taxable return of capital to the extent of the U.S. Holder's tax basis in the common shares, and thereafter as capital gain.

         Any tax withheld by Canadian taxing authorities with respect to distributions on our common shares may, subject to a number of complex limitations, be claimed as a foreign tax credit against a U.S. Holder's U.S. federal income tax liability or may be claimed as a deduction for U.S. federal income tax purposes. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends paid by us on our common shares will generally be treated for U.S. foreign tax credit purposes as foreign source "passive" (or possibly "financial services") income (for taxable years starting after December 31, 2006, the number of separate foreign tax credit limitation baskets will be reduced to two, and interest paid by us on the notes will, with certain exceptions, fall into the passive category income basket). The rules regarding U.S. foreign tax credits are very complex. U.S. Holders should consult their own tax advisors concerning the implications of U.S. foreign tax credit rules in light of their particular circumstances.

         The gross amount of any taxable dividend will not be eligible for the dividends-received deduction generally allowed to U.S. Holders that are corporations. However, dividends in respect of our common shares paid to certain non-corporate U.S. Holders (including individuals) in taxable years beginning before January 1, 2011 may qualify for preferential rates of U.S. federal income tax provided that (A) the dividends are not paid in respect of a taxable year for which we are a PFIC (including, possibly, years for which we are treated as a PFIC with respect to a U.S. Holder solely as a result of the "once a PFIC, always a PFIC" rule) and (B) either (i) the common shares are readily tradable on an established securities market in the United States, or (ii) we are eligible for the benefits of the income tax treaty between Canada and the United States (and, in either case, provided that certain other requirements, including with respect to a U.S. Holder's holding period for the common shares, are satisfied). We believe that our common shares currently are readily tradable on an established securities market in the United States. However, as stated above, we may be a PFIC for the 2006 taxable year and for future years.

         Taxable dividends paid in a currency other than the U.S. dollar will be included in the gross income of the U.S. Holder in a U.S. dollar amount calculated by reference to the exchange rate in effect on the date the U.S. Holder receives the dividend, regardless of whether such currency is actually converted into U.S. dollars. Gain or loss, if any, realized on a sale or other disposition of the foreign currency will be ordinary income or loss, and will be U.S. source income or loss for U.S. foreign tax credit purposes.

         Taxation of Gain on Sale or Other Disposition

         If a U.S. Holder's holding period for its common shares includes any portion of a taxable year for which we were a PFIC (and provided that no deemed sale election was made by the U.S. Holder subsequent to our ceasing to be a
PFIC), any gain realized by the U.S. Holder on a sale or other disposition of the common shares will be subject to tax as an "excess distribution" under the PFIC rules, unless the U.S. Holder makes an "effective" QEF election or a mark-to-market election (described below) with respect to the common shares.

         If we are not treated as a PFIC at any time during which a U.S. Holder owns common shares or a deemed sale election has been made by the U.S. Holder on our ceasing to be a PFIC, the U.S. Holder will recognize capital gain or loss on a sale or other disposition of the common shares of an amount equal to the difference, if any, between the amount realized on the sale or other taxable disposition and such holder's adjusted tax basis in the common shares. Any such gain or loss generally will constitute capital gain or loss, and will be long-term capital gain or loss if the holding period for the common shares exceeds one year at the time of disposition. Certain non-corporate U.S. Holders (including individuals) may qualify for preferential rates of U.S. federal income taxation in respect of long-term capital gains. The deduction of capital losses is subject to limitations under the Code. Any gain realized by a U.S. Holder on a sale or other disposition of the common shares generally will be treated as U.S.-source income for U.S. foreign tax credit purposes.

         Qualified Electing Fund Election

         The special PFIC rules described above for "excess distributions" will not apply to a U.S. Holder if the U.S. Holder makes a QEF election for the first taxable year of the U.S. Holder's holding period for the common shares during which we are a PFIC and we comply with specified reporting requirements. A QEF election can also be made subsequent to the first taxable year of the U.S. Holder's holding period for the common shares during which we are a PFIC but such an election will only result in the "excess distribution" rules not applying if the QEF election is made combined with a special deemed sale election with respect to the common shares under which the U.S. Holder would recognize any inherent gain in the common shares determined on the first day of the taxable year in respect of which the QEF election was made as an "excess distribution" and, thereafter, the "excess distribution" rules would not apply to the common shares. In this situation, a U.S. Holder's adjusted tax basis in the common shares subject to the election would be increased by the amount of gain recognized as a result of the election.

         A U.S. Holder that makes a QEF election with respect to us will be currently taxable on its pro rata share of our ordinary earnings and net capital gain (both as determined under U.S. federal income tax principles), at ordinary income and capital gain rates, respectively, for each of our taxable years in which we qualify as a PFIC and as to which the QEF election is effective, regardless of whether the U.S. Holder receives any distributions from us. The U.S. Holder's adjusted tax basis in its common shares will be increased to reflect the income inclusions resulting from the QEF election. A U.S. Holder may further elect, in any given taxable year, to defer payment of the taxes owing as a result of including our undistributed ordinary earnings and undistributed net capital gains currently in income, subject to certain limitations. However, if deferred, the taxes will be subject to an interest charge, which will be non-deductible to U.S. Holders that are not corporations. Distributions of income that previously have been taxed will result in a corresponding reduction of basis in the common shares and will not be subject to tax again as a distribution to the U.S. Holder.

         We intend to comply with all applicable record-keeping, reporting and other requirements so that each U.S. Holder may make a QEF election with respect to us. A QEF election applies to all future years of an electing U.S. Holder, unless revoked with the IRS's consent.

         Mark-to-Market Election

         If we are a PFIC, a U.S. Holder of common shares that constitute "marketable stock" may, as an alternative to the QEF election, avoid the "excess distribution rules", at least in part, by electing under the PFIC rules to recognize any gain or loss on its common shares on a mark-to-market basis at the end of each taxable year, so long as the common shares are regularly traded on a qualifying exchange. Under applicable Treasury regulations, a "qualified exchange" includes a national securities exchange that is registered with the SEC or the national market system established under the Securities Exchange Act of 1934, as amended (the "1934 Act") and certain foreign securities exchanges. Currently, our common shares are traded on NASDAQ, which is a "qualified exchange." Under applicable Treasury Regulations, PFIC stock traded on a qualified exchange is regularly traded on such exchange for any calendar year during which such stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. We cannot assure U.S. Holders that our common shares will be treated as regularly traded stock.

         If a mark-to-market election is made subsequent to the first taxable year during the taxpayer's holding period that we are treated as a PFIC, the election would require the U.S. Holder to recognize inherent gain in the common shares as an "excess distribution" determined on the basis of the fair market value of our common shares on the last day of the taxable year in respect of which such election is made. In this situation, a U.S. Holder's adjusted tax basis in the common shares subject to the election would be increased by the amount of gain recognized as a result of the election.

         If the mark-to-market election is available and validly made, the electing U.S. Holder generally would (i) include in gross income, entirely as ordinary income, an amount equal to the excess, if any, of the fair market value of the PFIC stock as of the close of such taxable year and its adjusted tax basis in the stock, and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the PFIC stock over its fair market value at the end of the taxable year, but only to the extent of the amount previously included in gross income as a result of the mark-to-market election. If a mark-to-market election under the PFIC rules is made, the "excess distribution" rules will not apply to amounts received with respect to the common shares from and after the effective time of the election, and any mark-to-market gains or gains on disposition will be treated as ordinary income for any year in which we are a PFIC. Mark-to-market losses and losses on disposition will be treated as ordinary losses to the extent of the U.S. Holder's prior net mark-to-market gains. Losses in excess of prior net mark-to-market gains will generally not be recognized.

         A mark-to-market election under the PFIC rules applies to all future years of an electing U.S. Holder during which the stock is regularly traded on a qualifying exchange, unless revoked with the IRS's consent. However, a U.S. Holder will not include mark-to-market gain or loss under the PFIC rules with respect to common shares for any taxable year that we are not a PFIC with respect to the U.S. Holder. Furthermore, see below "Lower-Tier PFICs" for the implications for a U.S. Holder making a mark-to market election of any of our subsidiaries being PFICs.

         Lower-Tier PFICs

         If we are a PFIC and, at any time, have a non-U.S. subsidiary that is classified as a PFIC, U.S. Holders of common shares generally would be deemed to own, and also would be subject to the PFIC rules with respect to, their indirect ownership interests in that lower-tier PFIC. If we are a PFIC and a U.S. Holder of common shares does not make a QEF election in respect of a lower-tier PFIC, the U.S. Holder could incur liability for the deferred tax and interest charge described above if either (1) we receive a distribution from, or dispose of all or part of our interest in, the lower-tier PFIC or (2) the U.S. Holder disposes of all or part of its common shares. If a valid QEF election was made in respect of a lower-tier PFIC, a U.S. Holder would be subject to the QEF rules described above with respect to the U.S. Holder's pro rata share of the ordinary earnings and net capital gains of the lower-tier PFIC, and our earnings which are attributable to distributions from the lower-tier PFIC that had previously been included in the income of an electing U.S. Holder under the QEF rules would generally not be taxed to the U.S. Holder again. We intend to comply with all applicable record-keeping, reporting and other requirements so that each U.S. Holder may make a QEF election with respect to any lower-tier PFIC. A mark-to-market election under the PFIC rules with respect to common shares would not apply to a lower-tier PFIC, and a U.S. Holder would not be able to make such a mark-to-market election in respect of its indirect ownership interest in that lower-tier PFIC.

         Consequently, U.S. Holders of common shares could be subject to the PFIC rules with respect to income of the lower-tier PFIC the value of which already had been taken into account indirectly via mark-to-market adjustments. Similarly, if a U.S. Holder made a mark-to-market election under the PFIC rules in respect of the common shares and made a QEF election in respect of a lower-tier PFIC, that U.S. Holder could be subject to current taxation in respect of income from the lower-tier PFIC the value of which already had been taken into account indirectly via mark-to-market adjustments. U.S. Holders are urged to consult their own tax advisers regarding the issues raised by lower-tier PFICs.

         Reporting

         A U.S. Holder who owns common shares during any year that we are a PFIC may need to file an IRS Form 8621 in respect of such common shares.

         United States Information Reporting and Backup Withholding

         Dividend payments made to a U.S. Holder of common shares and proceeds of a sale or other disposition of common shares may be subject to information reporting to the IRS and possible U.S. federal backup withholding (currently at a rate of 28%). Backup withholding will not apply to a holder who furnishes a correct taxpayer identification number or certificate of non-U.S. status and makes any other required certification, or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide IRS Form W-9 (Request for Taxpayer Identification Number and Certification).

         Non-U.S. Holders generally will not be subject to U.S. information reporting or backup withholding. However, such holders may be required to provide certification of non-U.S. status (generally, on IRS Form W-8BEN) in connection with payments received in the United States or through certain U.S.-related financial intermediaries.

         Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder under the backup withholding rules may be credited against the holder's U.S. federal income tax liability, and a holder may obtain a refund of any excess amounts withheld by filing the appropriate claim for refund with the IRS in a timely manner and furnishing any required information.

Canadian Federal Income Tax Considerations For United States Residents

         The following is a summary of the principal Canadian federal income tax considerations generally applicable to the holding and disposition of our common shares acquired pursuant to this amended and restated short form prospectus by a holder who, at all relevant times, (a) for the purposes of the Income Tax Act (Canada) (the "Tax Act"), (i) is not resident, or deemed to be resident in Canada, (ii) deals at arm's length with us, and is not affiliated with us, (iii) holds our common shares as capital property and (iv) does not use or hold the common shares in the course of carrying on, or otherwise in connection with, a business carried on or deemed to be carried on in Canada, and (b) for the purposes of the Canada-United States Income Tax Convention (the "Convention"), is a resident of the United States, has never been a resident of Canada, does not have and has not had, at any time, a permanent establishment or fixed base in Canada, and who otherwise qualifies for the full benefits of the Convention. Our common shares will generally be considered to be capital property to a holder unless such shares are held in the course of carrying on a business, or in an adventure or concern in the nature of trade. Our common shares will generally not be capital property to holders that are "financial institutions" (as defined in the Tax Act). Holders who meet all the criteria in clauses (a) and (b) are referred to herein as a "US Shareholder" or "US Shareholders". This summary does not deal with special situations, such as the particular circumstances of traders or dealers, limited liability companies, tax exempt entities, insurers or financial institutions. Such holders and other holders who do not meet the criteria in clauses (a) and (b) should consult their own tax advisers.

         This summary is based upon the current provisions of the Tax Act, the regulations thereunder in force at the date hereof ("Regulations"), all specific proposals to amend the Tax Act and Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, the current provisions of the Convention and our counsel's understanding of the administrative practices of the Canada Revenue Agency published in writing prior to the date hereof. This summary does not otherwise take into account or anticipate any changes in law or administrative practices, whether by legislative, governmental or judicial decision or action, nor does it take into account tax laws of any province or territory of Canada or of any other jurisdiction outside Canada.

         For the purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of our common shares must be converted into Canadian dollars based on the relevant exchange rate applicable thereto.

         This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular US Shareholder and no representation with respect to the federal income tax consequences to any particular US Shareholder or prospective US Shareholder is made. The tax consequences to a US Shareholder will depend on the holder's particular circumstances. Accordingly, US Shareholders should consult with their own tax advisers for advice with respect to their own particular circumstances.

Dividends

         Amounts paid or credited or deemed to be paid or credited as, on account or in lieu of payment, or in satisfaction of, dividends on our common shares to a US Shareholder will be subject to Canadian withholding tax. Under the Convention, the rate of Canadian withholding tax on dividends paid or credited by us to a US Shareholder that beneficially owns such dividends is generally 15% unless the beneficial owner is a company, which owns at least 10% of our voting stock at that time, in which case the rate of Canadian withholding tax is reduced to 5%.

Dispositions

         A US Shareholder will generally not be subject to tax under the Tax Act on any capital gain realized on a disposition of our common shares, unless the shares constitute "taxable Canadian property" to the US Shareholder at the time of disposition and the US Shareholder is not entitled to relief under the Convention. Generally, common shares will not constitute taxable Canadian property to a US Shareholder provided such shares are listed on a prescribed stock exchange (which currently includes the TSX and NASDAQ) at the time of the disposition and, at no time during the 60-month period immediately preceding the disposition, has the US Shareholder, persons with whom the US Shareholder does not deal at arm's length, or the US Shareholder together with such persons owned 25% or more of the issued shares of any series or class of our capital stock. If our common shares constitute taxable Canadian property to a particular US Shareholder, any capital gain arising on their disposition may be exempt from Canadian tax under the Convention if, at the time of disposition, our common shares do not derive their value principally from real property situated in Canada.

                              PLAN OF DISTRIBUTION

         We are registering the registrable common shares to permit the resale of these common shares from time to time by the holders of the convertible notes and the warrants from time to time after the date of this prospectus and until October 7, 2007. We will not receive any of the proceeds from the sale by the selling shareholders of the registrable common shares. We will bear all fees and expenses incident to our obligation to register the registrable common shares.

         The selling shareholders may sell all or a portion of the registrable common shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the registrable common shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent's commissions. The registrable common shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined by reference to the prevailing price of a specified security in a specified market, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

      o on any Canadian or United States securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

      o  in the over-the-counter market;

      o in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

      o through the writing of options, whether such options are listed on an options exchange or otherwise;

      o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

      o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o  privately negotiated transactions;

      o  short sales;

      o sales pursuant to Rule 144 under the Securities Act of 1933, as amended (the "1933 Act");

      o broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

      o  a combination of any such methods of sale; and

      o  any other method permitted pursuant to applicable law.

         If the selling shareholders effect such transactions by selling registrable common shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the registrable common shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the registrable common shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the registrable common shares in the course of hedging in positions they assume. The selling shareholders may also sell registrable common shares short and deliver registrable common shares to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge registrable common shares to broker-dealers that in turn may sell such registrable common shares.

         The selling shareholders may pledge or grant a security interest in some or all of the convertible notes, warrants, or registrable common shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the registrable common shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3), Rule 467 or other applicable provision of the 1933 Act, (or equivalent under MJDS) amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the registrable common shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

         The selling shareholders and any broker-dealer participating in the distribution of the registrable common shares may be deemed to be "underwriters" within the meaning of the Securities Act (Ontario) (the "Securities Act"), and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the registrable common shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of registrable common shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

         Under the securities laws of some states, the registrable common shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the registrable common shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         There can be no assurance that any selling shareholder will sell any or all of the registrable common shares registered pursuant to the shelf registration statement, of which this prospectus forms a part.

         The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the 1934 Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the 1934 Act, which may limit the timing of purchases and sales of any of the registrable common shares by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the registrable common shares to engage in market-making activities with respect to the registrable common shares. All of the foregoing may affect the marketability of the registrable common shares and the ability of any person or entity to engage in market-making activities with respect to the registrable common shares.

         We will pay all expenses of the registration of the registrable common shares pursuant to the registration rights agreement, estimated to be C$200,000 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or "blue sky" laws and this amended and restated prospectus; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

         Once sold under the shelf registration statement, of which this prospectus forms a part, the registrable common shares will be freely tradable in the hands of persons (other than, for U.S. securities law purposes, our affiliates and, for Canadian securities law purposes, members of a control block).

         All shelf information omitted from this base shelf prospectus will be contained in a shelf prospectus supplement that will be delivered to purchasers together with this base shelf prospectus. Each shelf prospectus supplement will be incorporated by reference into this base shelf prospectus as of the date of the shelf prospectus supplement and only for the purposes of the distribution to which the shelf prospectus supplement pertains.

         No underwriter or dealer involved in an "at the market distribution" as defined under applicable Canadian securities legislation, no affiliate of such an underwriter or dealer and no person acting jointly or in concert with such an underwriter or dealer has over-allotted, or will over-allot, securities in connection with the distribution to effect any other transactions that are intended to stabilize or maintain the market price of the securities.

         The TSX has conditionally approved the listing of 30,000,000 common shares, which shares are in addition to the 25,000,000 common shares previously listed on the TSX. Listing is subject to Vasogen Inc.'s fulfilling all of the requirements of the TSX on or before August 14, 2006. Subject to the approval of the TSX, the registrable common shares will be quoted on NASDAQ.

                                  LEGAL MATTERS

         McCarthy Tetrault LLP, Vasogen's Canadian counsel, and Paul, Weiss, Rifkind, Wharton & Garrison LLP, Vasogen's United States counsel, acted for Vasogen in connection with the preparation of this amended and restated short form prospectus. Schulte Roth & Zabel LLP, New York, New York, was appointed as counsel to a U.S. selling shareholder in connection with the preparation of this amended and restated short form prospectus. Schulte Roth & Zabel LLP also acted for the purchasers in connection with the private placement of the notes and initial warrants.

                      AUDITOR, TRANSFER AGENT AND REGISTRAR

         Our auditor is KPMG LLP, Chartered Accountants, Yonge Corporate Centre, 4100 Yonge Street, Suite 200, North York, Ontario M2P 2H3. The consolidated financial statements of Vasogen filed on February 14, 2006, have been audited by KPMG LLP, as set forth in their report dated February 13, 2006 included therein and incorporated herein by reference.

         Our Canadian transfer agent and registrar is CIBC Mellon Trust Company, P.O. Box 7010, Adelaide Street Postal Station, Toronto Ontario, Canada M5C 2W9. Our United States co-transfer agent and registrar is Mellon Investor Services LLC, Overpeck Centre, 85 Challenger Road, Ridgefield Park NJ, USA 07660.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Canadian securities regulatory authorities and the SEC. You may read and copy any document we file at the SEC's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC's website at http://www.sec.gov. These documents are also available through the Internet on the Canadian System for Electronic Document Analysis and Retrieval ("SEDAR") which can be accessed at http://www.sedar.com. Our common shares are quoted on NASDAQ and certain of our filings with the SEC are also available through The NASDAQ Stock Market, Inc. website at http://www.nasdaq.com.

                       DOCUMENTS INCORPORATED BY REFERENCE

         Information has been incorporated by reference in this amended and restated short form prospectus from documents filed with securities commissions or similar authorities in Canada and filed with the SEC. Copies of the documents incorporated herein by reference may be obtained on request without charge from Jacqueline Le Saux, our Vice-President, Corporate & Legal Affairs, at 2505 Meadowvale Boulevard, Mississauga, Ontario L5N 5S2, telephone: (905) 817-2000. These documents are also available through the Internet on the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) which can be accessed at http://www.sedar.com.

         The following documents filed with the securities commissions or similar authorities in Canada, are specifically incorporated by reference in and form an integral part of this amended and restated short form prospectus:

         (a)  Annual Information Form of our Company dated February 21, 2006;

         (b) Comparative audited consolidated financial statements of our Company and the notes thereto as at November 30, 2005 and 2004 and for each of the years ended November 30, 2005, 2004 and 2003, and for the period from December 1, 1987 to November 30, 2005 together with the auditor's report thereon dated February 13, 2006;

         (c) Management's discussion and analysis of financial condition and results of operations of our Company for the year ended November 30, 2005;

         (d) Comparative unaudited consolidated interim financial statements of our Company, including the notes thereto, for the three and six months ended May 31, 2006 and 2005 and for the period from December 1, 1987 to May 31, 2006 and management's discussion and analysis of financial condition and results of operations of our Company for the three and six months ended May 31, 2006 and 2005;

         (e) Management Proxy Circular of our Company dated February 9, 2006, relating to our annual and special meeting of shareholders held on March 22, 2006;

         (f) Material Change Reports dated December 20, 2005 and January 10, 2006 relating to the announcement of various senior management appointments;

         (g) Material Change Report dated March 14, 2006 relating to the results of the SIMPADICO trial; and

         (h) Material Change Report dated June 26, 2006 relating to the initial results of the ACCLAIM trial.

         All documents of the type referred to above, and all material change reports (excluding confidential material change reports) which we file with the securities regulatory authorities in Canada subsequent to the date of this amended and restated short form prospectus and prior to the termination of this offering will be deemed to be incorporated by reference in this amended and restated short form prospectus. Each prospectus supplement filed will be incorporated by reference into this base shelf prospectus for the purposes of securities legislation as of the date of the prospectus supplement and only for the purposes of the distribution of the registrable common shares to which the prospectus supplement pertains. In addition, to the extent that any such documents referred to above are also filed with, or furnished to, the SEC after the date of this amended and restated short form prospectus and prior to the termination of this offering, such documents shall be deemed to be incorporated by reference in this amended and restated short form prospectus.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for the purposes of this amended and restated short form prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein, modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement will not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded will not be deemed in its unmodified or superseded form to constitute a part of this amended and restated short form prospectus.

         Upon a new annual information form and the related annual audited consolidated financial statements filed by us with, and where applicable, accepted by, the applicable securities authorities during the currency of this amended and restated short form prospectus, the previous annual information form, the previous annual audited consolidated financial statements and all interim unaudited financial statements (including the management's discussion of financial condition and results of operations in the quarterly reports for such periods), material change reports and information circulars filed prior to the commencement of our financial year in which the new annual information form is filed shall be deemed no longer to be incorporated by reference in this amended and restated short form prospectus for purposes of future offers and sales of common shares hereunder.

                               MATERIAL CONTRACTS

         The only material contracts entered into by us in connection with the issuance of the notes and the warrants are:

         (i) the securities purchase agreements dated October 7, 2005, between us, Vasogen Ireland Limited and the selling shareholders;

         (ii) the notes dated October 7, 2005, issued to the selling shareholders by Vasogen Ireland Limited and acknowledged by us;

         (iii)    the amendments to the notes, dated November 3, 2005;

         (iv) guarantees dated October 7, 2005, given by us to the selling shareholders;

         (v) the warrants dated October 7, 2005, issued to the selling shareholders by us;

         (vi)     the amendments to the warrants, dated November 3, 2005;

         (vii) the registration rights agreement dated October 7, 2005 between us and the selling shareholders; and

         (viii) the amendments to the registration rights agreement dated November 3, 2005, between us and each of the selling shareholders separately.

All of these material contracts are available through the Internet on SEDAR which can be accessed at http://www.sedar.com. The securities purchase agreements, the guaranty agreements, the notes, the initial warrants and the registration rights agreement were filed on SEDAR under the Material Change Report dated October 7, 2005 relating to the completion of a US$40.0 million private placement of senior convertible notes and warrants. The amendments to the notes, the initial warrants and the registration rights agreement were filed on SEDAR as material contracts on November 4, 2005.

       LIST OF DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

         The following documents have been filed with the SEC as part of the Registration Statement of which this prospectus forms a part: the documents referred to under the heading "Documents Incorporated by Reference"; consent of KPMG LLP; and powers of attorney.

                          PURCHASERS' STATUTORY RIGHTS

         Securities legislation in the Province of Ontario provides purchasers with the right to withdraw from an agreement to purchase securities. This right may only be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment, irrespective of the determination at a later date of the purchase price of the securities distributed. Ontario securities legislation further provides a purchaser with remedies for rescission or damages if the prospectus, the accompanying prospectus supplement relating to securities purchased by a purchaser and any amendment thereto contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by Ontario securities legislation. The purchaser should refer to any applicable provisions of the securities legislation of the Province of Ontario for the particulars of these rights or consult with a legal advisor.

                                AUDITORS' CONSENT


The Board of Directors of
Vasogen Inc. (the "Company")

We have read the Amended and Restated Short Form Base Shelf Prospectus dated August 11, 2006 related to the secondary offering of 55,000,000 common shares issuable upon conversion, repayment or redemption of the Company's senior convertible notes and warrants. We have complied with Canadian generally accepted standards for an auditor's involvement with offering documents.

We consent to the incorporation by reference in the above-mentioned Amended and Restated Short Form Base Shelf Prospectus of our report to the shareholders of the Company on the consolidated balance sheets of the Company as at November 30, 2005 and 2004 and the consolidated statements of operations and deficit and cash flows for each of the years in the three-year period ended November 30, 2005 and for the period from December 1, 1987 to November 30, 2005. Our report is dated February 13, 2006.

"KPMG LLP"

Chartered Accountants

Toronto, Ontario
August 11, 2006

                                     PART II

                    INFORMATION NOT REQUIRED TO BE DELIVERED
                            TO OFFEREES OR PURCHASERS


Indemnification

         Under the Canada Business Corporations Act (the "CBCA"), Vasogen Inc. (the "Registrant") may indemnify a present or former director or officer of the Registrant or another individual who acts or acted at the Registrant's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity. The Registrant may not indemnify an individual unless the individual acted honestly and in good faith with a view to the best interests of the Registrant, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant's request and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the conduct was lawful. The indemnification may be made in connection with a derivative action only with court approval. The aforementioned individuals are entitled to indemnification from the Registrant as a matter of right if they were not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and they fulfill the conditions set out above. The Registrant may advance moneys to the individual for the costs, charges and expenses of a proceeding; however, the individual shall repay the moneys if the individual does not fulfill the conditions set out above.

         The by-laws of the Registrant provide that, subject to the limitations contained in the CBCA, the Registrant shall indemnify a director or officer, a former director or officer, or another individual who acts or acted at the Registrant's request as a director or officer or an individual acting in a similar capacity of another entity against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal or administrative investigation or proceeding to which such individual is involved because of that association with the Registrant or other entity, if he acted honestly and in good faith with a view to the best interests of the Registrant, or as the case may be, with a view to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant's request, and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful. The by-laws of the Registrant also provide that the Registrant shall also indemnify such a person in such other circumstances as the CBCA permits or requires.

         The by-laws of the Registrant provide that the Registrant may, subject to the limitations contained in the CBCA, purchase and maintain insurance for the benefit of any person referred to in the foregoing paragraph. The Registrant has purchased third party director and officer liability insurance.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

                                    EXHIBITS

    Exhibit
    Number                         Description

      4.1 Annual Information Form of the Registrant dated February 21, 2006 (incorporated by reference to the Registrant's Annual Report on Form 40-F for the fiscal year ended November 30, 2005, filed with the Commission on February 21, 2006 (Commission File Number 0-29350)).

      4.2 Comparative audited consolidated financial statements of the Registrant and the notes thereto as at November 30, 2005 and 2004 for each of the years ended November 30, 2005, 2004 and 2003, and for the period from December 1, 1987 to November 30, 2005 together with the auditor's report thereon dated February 13, 2006 (incorporated by reference to the Registrant's Form 6-K, filed with the Commission on February 15, 2006 (Commission File No. 000-29350)).

      4.3 Management's discussion and analysis of financial condition and results of operations of the Registrant for the year ended November 30, 2005 (incorporated by reference to the Registrant's Form 6-K filed with the Commission on February 15, 2006 (Commission File Number 0-29350)).

      4.4 Comparative unaudited consolidated interim financial statements of our company, including the notes thereto, for the three and six months ended May 31, 2006 and 2005 and for the period from December 1, 1987 to May 31, 2006 and management's discussion and analysis of financial condition and results of operations of our company for the three and six months ended May 31, 2006 and 2005 (incorporated by reference to the Registrant's Form 6-K, filed with the Commission on July 13, 2006 (Commission File Number 0-29350)).

      4.5 Management Proxy Circular of the Registrant dated February 9, 2006, relating to the Registrant's annual and special meeting of shareholders held on March 22, 2006 (incorporated by reference to the Registrant's Form 6-K, filed with the Commission on February 21, 2006 (Commission File Number 0-29350)).

      4.6 Material Change Report dated December 20, 2005 relating to the announcement of various senior management appointments (incorporated by reference to the Registrant's Form 6-K, filed with the Commission on December 20, 2005 (Commission File Number 0-29350)).

      4.7 Material Change Report dated January 10, 2006 relating to the announcement of various senior management appointments (incorporated by reference to the Registrant's Form 6-K, filed with the Commission on January 10, 2006 (Commission File Number 0-29350)).

      4.8 Material Change Report dated March 14, 2006 relating to the results of the SIMPADICO trial (incorporated by reference to the Registrant's Form 6-K, filed with the Commission on June 27, 2006 (Commission File Number 0-29350)).

      4.9 Material Change Report dated June 26, 2006 relating to the initial results of the ACCLAIM trial (incorporated by reference to the Registrant's Form 6-K, filed with the Commission on June 27, 2006 (Commission File Number 0-29350)).

      5.1        Consent of KPMG LLP, independent accountants.

      6.1        Powers of Attorney (included on the signature page hereto).

                                    PART III

                  UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.  Undertaking

         The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2.  Consent to Service of Process

         Concurrently with the filing of this Registration Statement, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

         Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by an amendment to the Form F-X referencing the file number of the relevant registration statement.



                                     III-1

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on August 11, 2006.


                          VASOGEN INC.



                          By:      /s/ Jacqueline Le Saux
                               ------------------------------------------------
                                Name:  Jacqueline Le Saux
                                Title: Vice-President, Corporate & Legal Affairs

                                POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes and appoints David G. Elsley and Paul J. Van Damme and each of them, any of whom may act without the joinder of the other, the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, to execute in the name, place and stead of the undersigned, in any and all such capacities, any and all amendments to this Registration Statement, including post-effective amendments and supplements thereto, and all instruments necessary or in connection therewith, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform in the name and on behalf of the undersigned each and every act and thing whatsoever necessary or advisable to be done, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below on August 11, 2006.


Signature                                Title
---------                                -----
/s/ David G. Elsley                      President, Chief Executive Officer and Director
---------------------------              (Principal Executive Officer)
David G. Elsley


                                     III-2

/s/ Paul J. Van Damme                    Vice President, Finance and Chief Financial
---------------------                    Officer (Principal Financial and Accounting
Paul J. Van Damme                        Officer)

/s/ Terrance H. Gregg                    Chairman and Director
---------------------------
Terrance H. Gregg

                                         Director
---------------------------
William R. Grant

/s/ Benoit La Salle                      Director
---------------------------
Benoit La Salle

/s/ Eldon R. Smith                       Director
---------------------------
Eldon R. Smith

/s/ John C. Villforth                    Director
---------------------------
John C. Villforth

/s/ Dr. Ronald M. Cresswell              Director
---------------------------
Dr. Ronald M. Cresswell

/s/ Dr. Calvin R. Stiller                Director
---------------------------
Dr. Calvin R. Stiller


                                     III-3

                            AUTHORIZED REPRESENTATIVE

         Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has duly signed this Registration Statement, solely in the capacity of the duly authorized representative of Vasogen Inc. in the United States on the 11th day of August, 2006.


                                            By:   /s/ Terrance H. Gregg
                                                 ----------------------------
                                                 Name:  Terrance H. Gregg
                                                 Title: Chairman and Director



                                     III-4

                                  EXHIBIT INDEX

    Exhibit
    Number                         Description

      4.1 Annual Information Form of the Registrant dated February 21, 2006 (incorporated by reference to the Registrant's Annual Report on Form 40-F for the fiscal year ended November 30, 2005, filed with the Commission on February 21, 2006 (Commission File Number 0-29350)).

      4.2 Comparative audited consolidated financial statements of the Registrant and the notes thereto as at November 30, 2005 and 2004 for each of the years ended November 30, 2005, 2004 and 2003, and for the period from December 1, 1987 to November 30, 2005 together with the auditor's report thereon dated February 13, 2006 (incorporated by reference to the Registrant's Form 6-K, filed with the Commission on February 15, 2006 (Commission File No. 000-29350)).

      4.3 Management's discussion and analysis of financial condition and results of operations of the Registrant for the year ended November 30, 2005 (incorporated by reference to the Registrant's Form 6-K filed with the Commission on February 15, 2006 (Commission File Number 0-29350)).

      4.4 Comparative unaudited consolidated interim financial statements of our company, including the notes thereto, for the three and six months ended May 31, 2006 and 2005 and for the period from December 1, 1987 to May 31, 2006 and management's discussion and analysis of financial condition and results of operations of our company for the three and six months ended May 31, 2006 and 2005 (incorporated by reference to the Registrant's Form 6-K, filed with the Commission on July 13, 2006 (Commission File Number 0-29350)).

      4.5 Management Proxy Circular of the Registrant dated February 9, 2006, relating to the Registrant's annual and special meeting of shareholders held on March 22, 2006 (incorporated by reference to the Registrant's Form 6-K, filed with the Commission on February 21, 2006 (Commission File Number 0-29350)).

      4.6 Material Change Report dated December 20, 2005 relating to the announcement of various senior management appointments (incorporated by reference to the Registrant's Form 6-K, filed with the Commission on December 20, 2005 (Commission File Number 0-29350)).

      4.7 Material Change Report dated January 10, 2006 relating to the announcement of various senior management appointments (incorporated by reference to the Registrant's Form 6-K, filed with the Commission on January 10, 2006 (Commission File Number 0-29350)).

      4.8 Material Change Report dated March 14, 2006 relating to the results of the SIMPADICO trial (incorporated by reference to the Registrant's Form 6-K, filed with the Commission on June 27, 2006 (Commission File Number 0-29350)).

      4.9 Material Change Report dated June 26, 2006 relating to the initial results of the ACCLAIM trial (incorporated by reference to the Registrant's Form 6-K, filed with the Commission on June 27, 2006 (Commission File Number 0-29350)).

      5.1        Consent of KPMG LLP, independent accountants.

      6.1        Powers of Attorney (included on the signature page hereto).